UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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THE BON-TON STORES, INC.

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THE BON•TON STORES, INC.

PROXY STATEMENT &
NOTICE OF 2011 ANNUAL MEETING

THE BON ◆TON STORES, INC.
2801 East Market Street
York, PA 17402
www.bonton.com

May 3, 2011

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders to be held at the Company’s offices, 2801 East Market Street, York, Pennsylvania on Tuesday, June 14, 2011, beginning at 9:00 a.m.

We are using the Securities and Exchange Commission rule that allows companies to furnish proxy materials over the internet. The proxy materials consist of our official notice of meeting, the proxy statement and our 2010 Annual Report. We are mailing to many of our shareholders a notice that the proxy materials, including our 2010 Annual Report, are available on our website rather than sending a paper copy of this proxy statement and our 2010 Annual Report. We believe this electronic proxy process will expedite shareholders’ receipt of proxy materials, conserve valuable natural resources and reduce the Company’s costs of printing and distributing proxy materials.

Your vote is important to us. Even if you plan to attend the meeting, please vote your shares by telephone or over the internet, or, alternatively, if you elect to receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the postage-paid envelope provided. Instructions regarding these three methods of voting are contained in our proxy materials. If you attend the meeting, you may continue to have your shares voted as previously indicated or you may withdraw your proxy at the meeting and vote the shares in person.

Sincerely,

Tim Grumbacher
Executive Chairman of the Board

THE BON ◆TON STORES, INC.
2801 East Market Street
York, PA 17402
www.bonton.com

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of The Bon-Ton Stores, Inc. will be held on Tuesday, June 14, 2011, at 9:00 a.m., at the Company’s offices, 2801 East Market Street, York, Pennsylvania.

The purposes of the meeting are:

1. To elect an eight-member Board of Directors for a one-year term;

2. To approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Proxy Statement;

3. To vote, on an advisory basis, on the frequency of the advisory vote to approve the compensation of the named executive officers of the Company;

4. To ratify the appointment of KPMG LLP as independent registered public accounting firm for 2011;

5. To amend the Company’s Articles of Incorporation to require that each director shall be elected by a majority of votes cast; and

6. To consider any other matters as may properly come before the meeting.

Shareholders who owned shares of our stock at the close of business on April 15, 2011 may attend and vote at the meeting. You may vote by telephone or over the internet or, if you elect to receive a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the postage-paid envelope provided. Any shareholder attending the meeting may vote in person, even if he or she has already returned a proxy card or voted by telephone or over the internet.

Robert E. Stern
Vice President,
General Counsel and Secretary

York, Pennsylvania
May 3, 2011

Please vote by telephone or over the internet as instructed on the proxy card or, if you have elected to receive a paper copy of our proxy materials by mail, complete, sign and date the proxy card as promptly as possible and return it in the envelope provided. If you vote by telephone or over the internet, do not return your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 14, 2011

This proxy statement and the Company’s Annual Report for the fiscal year ended January 29, 2011 are both available in the Investor Relations section of the Company’s website at www.bonton.com.

THE BON-TON STORES, INC.

PROXY STATEMENT

We are providing this proxy statement to solicit your proxy for use at the Annual Meeting of Shareholders (the “meeting”) which will be held at 9:00 a.m. on Tuesday, June 14, 2011. The proxy materials, which consist of the 2010 Annual Report, the Notice of Annual Meeting, this proxy statement and the proxy card, are being made available to our shareholders on or about May 3, 2011.

The Company is furnishing proxy materials over the internet pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”). We are mailing to many of our shareholders a notice that the proxy materials are available on our website. The notice provides instructions on accessing the proxy materials and submitting your proxy on-line. The notice also provides instructions for requesting paper copies of the proxy materials, which are available free of charge.

We do not anticipate that any matters will be raised at the meeting other than those described in the Notice of Annual Meeting. If any other matters come before the meeting, your proxies will be authorized to act in accordance with their best judgment.

When your proxy card is signed and returned, or you have submitted your proxy over the internet or by telephone, your shares will be voted in accordance with your instructions. If your proxy card is signed and returned without specifying choices, your shares will be voted “for” the Board nominees, “for” the approval of the compensation of executive officers, “annually” as the frequency of the vote on approval of compensation of executive officers, “for” ratification of the appointment of KPMG LLP as independent registered public accounting firm and “for” the approval of the amendment of the Company’s Articles of Incorporation to require that directors be elected by the majority of votes cast.

You may revoke your proxy before its exercise by notifying the Secretary of the Company in writing, by delivering a properly executed, later-dated proxy card, by submitting your proxy again over the internet or by telephone or by voting in person at the meeting.

Your proxy is being solicited by the Board of Directors (the “Board”). We will bear the cost of this solicitation, including the charges of brokerage houses, nominees and fiduciaries in forwarding these materials to beneficial owners. This solicitation may be made in person, by telephone or by other means of communication by our directors, officers or employees.

References in this proxy statement to a year refer to our fiscal year, which is the 52 or 53 week period ending on the Saturday nearer to January 31 of the following calendar year (for example, a reference to 2010 is a reference to the fiscal year ended January 29, 2011).

VOTING PROCEDURES AND SECURITY OWNERSHIP

Outstanding Shares and Voting Rights

Shareholders of record at the close of business on April 15, 2011 are entitled to vote at the meeting. At that time, there were 16,074,274 shares of common stock and 2,951,490 shares of Class A common stock outstanding. The common stock and the Class A common stock vote together on all matters. Holders of common stock are entitled to one vote per share and holders of Class A common stock are entitled to ten votes per share. There are no other classes of voting securities outstanding. In the election of directors, shareholders do not have cumulative voting rights.

The presence at the meeting, in person or by proxy, of persons entitled to cast a majority of the shareholder votes will constitute a quorum.

For Proposal One, the eight nominees receiving a plurality of the votes cast (that is, the eight nominees receiving the greatest number of votes) will be elected. A proxy marked “withhold” with respect to the election of a director will not be voted as to the director indicated, but will be counted for purposes of determining whether there is a quorum.

For Proposal Two, an affirmative vote of the majority of the votes cast by shareholders present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Two is required to approve on an advisory basis the compensation of our named executive officers as described in this Proxy Statement.

For Proposal Three, the number of years for the frequency of the advisory vote on compensation of our named executive officers that receives the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three will be the frequency that shareholders approve on an advisory basis.

For Proposal Four, an affirmative vote of the majority of the votes cast by shareholders present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

For Proposal Five, an affirmative vote of the majority of the votes cast by shareholders present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Five is required to approve the amendment of the Company’s Articles of Incorporation to require that directors be elected by a majority of the votes cast.

Because your votes on Proposals Two and Three are advisory, they will not bind the Board or the Human Resources and Compensation Committee. However, the Board and the Human Resources and Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation and in determining how frequently future shareholder advisory votes on the compensation of our named executive officers will occur.

Abstentions and broker non-votes are counted to determine whether a quorum is present at the meeting but are not counted as a vote in favor of or against a particular matter. A “broker non-vote” occurs when a holder of record for a beneficial owner does not vote on a particular matter because the holder of record does not have discretionary voting power as to that item and has not received voting instructions from the beneficial owner.

Please note that the rules that guide how most brokers vote your stock have changed. The rules provide that brokerage firms or other nominees may not vote your shares with respect to matters that are not “routine” under the rules. The rules were recently amended to provide that the election of directors is no longer a “routine” matter. Accordingly, most brokerage firms or other nominees may not vote your shares with respect to the election of directors without specific instructions from you as to how your shares are to be voted. Additionally, as required by Section 957 of the recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and the frequency of such votes and a vote to amend the Articles of Incorporation are also considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. The ratification and appointment of our independent registered public accounting firm for 2011 is considered a “routine” matter under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your unvoted shares with respect to this matter if you have not furnished voting instructions within a specified period of time prior to the meeting.

If you own common stock in your own name, you are an “owner of record.” This means you may direct the persons named as proxies how to vote your shares. If you fail to return your proxy, the proxies cannot vote your shares at the meeting.

You have four voting options:

•	Internet: You can vote over the internet at the internet address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the internet, we encourage you to vote this way. If you vote over the internet, do not return your proxy card.

•	Telephone: You can vote by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, do not return your proxy card.

•	Proxy Card: You can vote by signing, dating and mailing your proxy card in the postage-paid envelope provided.

•	Vote in Person: You can attend the Annual Meeting and vote at the meeting.

If a broker, bank or other nominee holds your common stock for your benefit but not in your name, your shares are in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of internet and telephone voting depends on their voting processes. Please follow the voting instruction form sent to you by your bank, broker or other nominee.

If you are a participant in The Bon-Ton Stores, Inc. Retirement Contribution Plan (the “401(k) Plan”), your proxy will incorporate all shares you own through the 401(k) Plan, assuming all your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote your shares in the same proportion as shares for which instructions were received from other shareholders under the 401(k) Plan.

The NASDAQ Stock Market listing standards provide that if more than 50% of the voting power in a company is held by an individual, group or another company, the company is a “controlled” company. Bon-Ton is a “controlled” company because Tim Grumbacher, Executive Chairman of the Board, is the beneficial owner of shares of common stock and Class A common stock entitled to vote more than 50% of the votes entitled to be cast at the meeting. Mr. Grumbacher has indicated that he will vote “for” each of the nominees for director, “for” the approval of the compensation of the named executive officers, “annually” for the frequency of the advisory vote to approve the compensation of the named executive officers, “for” ratification of the appointment of KPMG LLP and “for” the approval of the amendment of the Articles of Incorporation. Consequently, the election of each nominee for director, the approval of the compensation of the named executive officers, the annual frequency of the advisory vote to approve the compensation of the named executive officers, the ratification of the appointment of KPMG LLP and the approval of the amendment of the Articles of Incorporation are assured.

Principal Shareholders

This table shows owners of 5% or more of the Class A common stock or common stock as of March 11, 2011. Each person listed has sole voting power and sole investment power as to the shares indicated unless otherwise noted.

	Class A Common Stock		Common Stock(1)
	Number of	Percent	Number of		Percent
Name and Address	Shares	of Class	Shares		of Class

Tim Grumbacher	2,951,490	100.00%	4,634,982		24.39%
2801 E. Market Street
York, PA 17402
PNC Financial Services Group, Inc.	—		1,691,614	(2)	10.54%
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222
Buckingham Capital Management, Inc.	—		1,267,841	(2)	7.90%
750 Third Avenue
New York, NY 10017
Michael L. Gleim	—		1,044,652	(3)	6.51%
2801 E. Market Street
York, PA 17402
Byron L. Bergren	—		987,123	(4)	6.07%
331 W. Wisconsin Avenue
Milwaukee, WI 53203
Troob Capital Management LLC	—		894,639	(2)	5.57%
Douglas M. Troob & Peter J. Troob
777 Westchester Avenue, Suite 203
White Plains, NY 10604
Gamco Investors, Inc.	—		861,500	(2)	5.37%
One Corporate Center
Rye, NY 10580-1435

(1)	Each share of Class A common stock is convertible into one share of common stock at the holder’s option. Accordingly, the number of shares of common stock for each person includes the number of shares of common stock issuable upon conversion of all shares of Class A common stock beneficially owned by such person. Also, the total number of shares of common stock outstanding for purposes of calculating percentage ownership of a person includes the number of shares of Class A common stock beneficially owned by such person.

(2)	Based solely on Schedules 13G filed with the Securities and Exchange Commission by: (a) PNC Financial Services Group, Inc. on February 11, 2011; (b) Buckingham Capital Management, Inc. on February 10, 2010; and (c) Troob Capital Management LLC, Douglas M. Troob & Peter J. Troob on February 14, 2011, and on Schedule 13D filed with the Securities and Exchange Commission by Gamco Investors, Inc. on March 4, 2009.

(3)	Includes (a) 195,523 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Mr. Gleim, Tim Grumbacher and Nancy T. Grumbacher (Mr. Grumbacher’s wife) are the directors, (b) 504,194 shares of common stock held by trusts for the benefit of Tim Grumbacher’s children of which Messrs. Gleim and David R. Glyn are the trustees (c) 15,558 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s grandchildren of which Ms. Grumbacher, Beth Elser and Mr. Gleim are the trustees, and (d) 214,203 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s wife and his children of which Messrs. Gleim and Glyn are the trustees. Also includes 53,367 shares owned by Cathy Gleim, Mr. Gleim’s wife, and 2,300 shares which Mr. Gleim holds as custodian for his grandchildren. Mr. Gleim disclaims beneficial ownership of all shares referred to in this note. Does not include 49,530 restricted stock units held by Mr. Gleim. These restricted stock units do not confer on Mr. Gleim voting or dispositive control over shares of common stock until one year following termination of his Board service, at which time shares of common stock are issued.

(4)	Includes (a) 300,000 shares of common stock which are subject to forfeiture as provided in the Company’s 2009 Omnibus Incentive Plan, and (b) 220,000 options exercisable within 60 days of March 11, 2011. Does not include 20,259 restricted stock units held by Mr. Bergren. These restricted stock units do not confer on Mr. Bergren voting or dispositive control over shares of common stock until six months after termination of his employment, at which time shares of common stock are issued.

Security Ownership of Directors and Executive Officers

This table shows, as of March 11, 2011, the holdings of our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers during 2010 (collectively, the “Named Executive Officers”), each director, and all directors and executive officers as a group. Each person listed has sole voting power and sole investment power with respect to the shares indicated unless otherwise noted.

	Class A Common Stock		Common Stock(1)
	Shares		Shares
	Beneficially	Percent of	Beneficially		Percent of
Name	Owned	Class	Owned(2)		Class

Tim Grumbacher	2,951,490	100.00%	4,634,982		24.39%
Michael L. Gleim	—		1,044,652	(3)	6.51%
Byron L. Bergren	—		987,123		6.07%
Anthony J. Buccina	—		397,207		2.45%
Stephen R. Byers	—		241,614		1.50%
Keith E. Plowman	—		203,079	(4)	1.26%
Barbara J. Schrantz	—		184,038		1.14%
Lucinda M. Baier	—		10,000		*
Philip M. Browne	—		8,600		*
Shirley A. Dawe	—		2,500		*
Marsha M. Everton	—		860		*
Todd C. McCarty	—		—
All directors and executive officers as a group (13 persons)	2,951,490	100.00%	7,610,562	(5)	38.77%

*	less than 1%

(1)	See note (1) to Principal Shareholders table.

(2)	The shares reflected include both options exercisable within 60 days of March 11, 2011 and Restricted Shares, but exclude Restricted Stock Units (“RSUs”). RSUs do not confer on the holder voting or dispositive control over common shares until, in the case of non-employee directors, one year following termination of Board services, and, in the case of Mr. Bergren, six months after termination of employment. The following table sets forth the number of options exercisable within 60 days of March 11, 2011, and the number of Restricted Shares and RSUs held by each person:

	Options Exercisable
	Within 60 Days of	Restricted	Restricted Stock
Name	March 11, 2011	Shares	Units

Tim Grumbacher	—	—	—
Michael L. Gleim	—	—	49,530
Byron L. Bergren	220,000	300,000	20,259
Anthony J. Buccina	157,019	130,000	—
Stephen R. Byers	97,519	91,500	—
Keith E. Plowman	61,019	87,000	—
Barbara J. Schrantz	49,452	118,500	—
Lucinda M. Baier	—	—	38,033
Philip M. Browne	—	—	48,973
Shirley A. Dawe	—	—	48,973
Marsha M. Everton	—	—	48,973
Todd C. McCarty	—	—	38,110
All directors and executive officers as a group (13 persons)	629,646	772,000	292,851

(3) See note (3) to Principal Shareholders Table.

(4)	Includes 675 shares held in an IRA by Mr. Plowman’s spouse. Mr. Plowman disclaims beneficial ownership of these shares.

(5)	See notes (1) — (4) above. Includes 44,637 options exercisable within 60 days of March 11, 2011 held by an executive officer not named in this table. Includes 45,000 Restricted Shares held by an executive officer not named in this table. Restricted Shares confer voting rights on the holder but are subject to forfeiture as provided in the Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan and the 2009 Omnibus Incentive Plan (together, the “Stock Incentive Plan”).

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board proposes the following nominees for election as directors to hold office until the 2012 Annual Meeting of Shareholders and until their respective successors have been elected. Each is currently a director and has agreed to serve if elected. Should a nominee become unable or decline to serve before the meeting, the proxies may vote for a substitute recommended by the Governance and Nominating Committee of the Board, unless the Board reduces the number of directors.

LUCINDA M. BAIER — Director since 2007.  Age 46
Ms. Baier has been Senior Vice President and Chief Financial Officer of Central Parking System, Inc., a leading firm in parking management and marketing, since September 2010. Prior to that, Ms. Baier was Executive Vice President and Chief Financial Officer of Movie Gallery, Inc., a home entertainment specialty retailer, from July 2008 to February 2010. In February 2010, Movie Gallery, Inc. filed for reorganization under Chapter 11 of the Bankruptcy Code. Ms. Baier served from 2006 until July 2008 as Chief Financial Officer of World Kitchen, LLC.

In determining that Ms. Baier should serve as a director of the Company, the Board considered her significant experience as a chief financial officer of a public company, her expertise and background with regard to accounting and financial matters, as well as her expertise in financial and strategic planning, regulatory compliance reporting and corporate financing.

BYRON L. BERGREN — Director since 2004.  Age 64
Mr. Bergren has been President and Chief Executive Officer of Bon-Ton since August 2004. Mr. Bergren joined Bon-Ton in November 2003 as Vice Chairman and served as President and Chief Executive Officer of The Elder-Beerman Stores Corp. from February 2002 through August 2004.

In determining that Mr. Bergren should serve as a director of the Company, the Board considered his current role as President and Chief Executive Officer, his numerous years of executive leadership with the Company and management experience in the department store industry as well as his expertise in strategic planning, business expansion, merchandising, marketing, financing and corporate governance.

PHILIP M. BROWNE — Director since 2002.  Age 51
Mr. Browne was Senior Vice President and Chief Financial Officer of Advanta Corp., one of the nation’s largest credit card issuers in the small business market, from June 1998 to March 2011. In November 2009, Advanta Corp. filed for reorganization under Chapter 11 of the Bankruptcy Code. Prior to that, Mr. Browne was a partner at Arthur Andersen LLP, where he was employed for more than 15 years.

In determining that Mr. Browne should serve as a director of the Company, the Board considered his significant experience as a chief financial officer of a public company, his expertise and background with regard to accounting and financial matters, as well as his expertise in financial and strategic planning, regulatory compliance reporting and corporate financing.

SHIRLEY A. DAWE — Director since 2002.  Age 64
Ms. Dawe is a Corporate Director and President of Shirley Dawe Associates, Inc., a Toronto-based retail management consulting group, and has served in this capacity since 1986. Prior to 1986, she held progressively senior merchandising and marketing positions with the Hudson’s Bay Company, a Canadian national department store chain, for over 15 years. Ms. Dawe is a director of Birks & Mayors, Inc., a North American fine jewelry retail chain, and completed a 22-year term as a director of the National Bank of Canada. She is president and chair of International Women’s Forum of Canada. From 1997 to 2005, she was a director of Oshkosh B’Gosh, Inc.

In determining that Ms. Dawe should serve as a director of the Company, the Board considered the broad perspective brought by her experience in consulting and providing strategic advisory services to clients in retail and other industries as well as her executive management and corporate governance expertise.

MARSHA M. EVERTON — Director since 2003.  Age 59
Ms. Everton has been President of Marsha Everton LLC, a York, Pennsylvania-based consulting firm, since September 2006. She was President of The Pfaltzgraff Co., a casual dinnerware manufacturer, from the time of its acquisition by Lifetime Brands, Inc., a multi-channel retail company, in July 2005 until August 2006, and was President and Chief Executive Officer of The Pfaltzgraff Co. from January 2002 until its acquisition by Lifetime Brands in July 2005. Ms. Everton is also a director of the National Retail Federation Foundation and holds a Certificate of Director Education from the National Association of Corporate Directors.

In determining that Ms. Everton should serve as a director of the Company, the Board considered her substantial management and operations expertise gained through her experience as chief executive officer of a multi-channel retail company, her broad knowledge of compensation and corporate governance issues and her completion of continuing director education programs concerning corporate governance and compensation matters.

MICHAEL L. GLEIM — Director since 1991.  Age 68
Mr. Gleim has been the Company’s Lead Director since January 1, 2010. He was Vice Chairman and Chief Operating Officer of Bon-Ton from December 1995 to February 2002. From 1991 to December 1995 he was Senior Executive Vice President of Bon-Ton, and from 1989 to 1991 he was Executive Vice President of Bon-Ton.

In determining that Mr. Gleim should serve as a director of the Company, the Board considered his numerous years of executive leadership with the Company and management experience in the department store industry as well as his expertise in strategic planning, business expansion, financing and corporate governance.

TIM GRUMBACHER — Director since 1967.  Age 71
Mr. Grumbacher has been Executive Chairman of the Board of Directors of Bon-Ton since February 2005. He served as Chairman of the Board of Directors of Bon-Ton from August 1991 to February 2005. He was Chief Executive Officer of Bon-Ton from 1985 to 1995 and in positions of senior management since 1977.

In determining that Mr. Grumbacher should serve as a director of the Company, the Board considered his numerous years of executive leadership with the Company and management experience in the department store industry as well as his expertise in strategic planning, business expansion, financing and corporate governance and his significant ownership interest in the Company.

TODD C. MCCARTY — Director since 2007.  Age 45
Mr. McCarty became Senior Vice President, Human Resources of The New York Times Company effective December 31, 2009. Prior to that, Mr. McCarty served as Senior Vice President, Global Human Resources of Readers Digest Association, Inc. from March 2008 to December 2009. In August 2009, Readers Digest Association, Inc. filed for reorganization under Chapter 11 of the Bankruptcy Code. From 2005 to February 2008, he served as Senior Vice President — Human Resources of Rite Aid Corporation.

In determining that Mr. McCarty should serve as a director of the Company, the Board considered his many years of experience as a senior executive in the field of human resources, specialized knowledge which is invaluable in assisting the Board of Directors in its formulation of compensation strategies and objectives.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

Governing Documents

The key documents that constitute our corporate governance framework are our:

•	Articles of Incorporation

•	Bylaws

•	Corporate Governance Policies

•	Audit Committee Charter

•	Human Resources and Compensation Committee Charter

•	Governance and Nominating Committee Charter

•	Executive Committee Charter

•	Code of Ethical Standards and Business Practices

Each of the committee charters and the Code of Ethical Standards and Business Practices is available on our website at www.bonton.com by clicking on “Investor Relations,” then “Corporate Governance.”

Code of Conduct

The Company maintains a Code of Ethical Standards and Business Practices (the “Code of Conduct”) that sets forth the Company’s policies and expectations. The Code of Conduct, which applies to every director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Code of Conduct meets NASDAQ’s requirements for a code of conduct as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers.

Director Independence

The Board of Directors has determined that each of Messrs. Browne and McCarty and Mmes. Baier, Dawe and Everton is an “independent” director as that term is defined in the listing standards of the NASDAQ Stock Market. In determining independence, the Board of Directors carefully reviewed any possible related party transactions between the Company or any of its affiliates and each of the independent directors and determined there were no transactions that would compromise the directors’ independence.

Leadership Structure

Since 2004, the Company has chosen to separate the roles of Chairman of the Board and Chief Executive Officer. The Company believes that this structure allows the Chairman of the Board to focus on leadership of the Board to ensure that the Board fulfills its duties and responsibilities while the Chief Executive Officer focuses on leadership of the Company, including its strategic direction, the quality of its management and continuous operational improvement to enhance shareholder value. In addition, beginning January 1, 2010, the Company instituted the position of Lead Director. The role of the Lead Director is described on page 11.

Meetings of the Board of Directors

During 2010, the Board of Directors held seven meetings and took action by unanimous consent without a meeting once. No director attended fewer than 75% of the total number of meetings of the Board and committees on which he or she served while in office.

Board Committees

The Board has an Audit Committee, a Human Resources and Compensation Committee, a Governance and Nominating Committee and an Executive Committee. Beginning in May 2008 the Board also established, on a temporary basis, the Ad Hoc Leadership Transition Committee. The primary functions of each committee, its members, the number of times the committee met during 2010, and certain other information regarding each committee, are described below.

Audit Committee

The current members of the Audit Committee are Philip M. Browne (Chair), Lucinda M. Baier and Todd C. McCarty. The Board has determined that each of Mr. Browne and Ms. Baier is an “audit committee financial expert” as defined by SEC rules and the listing standards of the NASDAQ Stock Market. The Audit Committee is comprised entirely of “independent” directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards and operates under a charter that was adopted by the Board. This charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.

The Audit Committee appoints and establishes the compensation for the Company’s independent registered public accounting firm and approves in advance all engagements with the independent registered public accounting firm to perform audit or non-audit services. The Audit Committee oversees (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualification, independence and performance of the Company’s independent registered public accounting firm and (4) the performance of the Company’s internal audit function. The Audit Committee also oversees the financial reporting processes of the Company and the audits of the Company’s financial statements. To assist it in carrying out its responsibilities, the Audit Committee is authorized to retain the services of independent advisors.

The Audit Committee met seven times during 2010.

Human Resources and Compensation Committee

The members of the Human Resources and Compensation Committee (referred to in this proxy statement as the “HRCC”) are Marsha M. Everton (Chair), Shirley A. Dawe and Todd C. McCarty. The HRCC is comprised entirely of “independent” directors, as defined by the listing standards of the NASDAQ Stock Market, and all members are “non-employee directors” as defined by applicable SEC rules and “outside directors” as defined by applicable Internal Revenue Service Rules. The HRCC operates under a charter that was adopted by the Board. This charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.

The HRCC reviews and evaluates the Company’s overall compensation strategy to ensure that it promotes shareholder interests, supports the Company’s strategic objectives and provides for appropriate rewards and incentives for the Company’s management and employees. The HRCC reviews, evaluates and provides recommendations to the Board regarding the plans, policies and programs relating to the compensation of the Company’s executive officers, the general compensation policies of the Company, succession planning, management development, and termination policies and arrangements. In addition, the HRCC reviews and approves the structure of the Company’s bonus plans, administers the Company’s stock option plans and oversees the Company’s retirement, defined benefit and health and welfare plans.

At the end of each year, the HRCC evaluates the performance of the Executive Chairman of the Board, the President and Chief Executive Officer, and the other executive officers of the Company with respect to approved goals and objectives, and establishes the compensation levels for the executive officers, including base pay, annual incentive compensation, long-term incentive plan participation, entrance into an agreement regarding employment and any special or supplemental benefits. The HRCC also establishes compensation levels for any newly-hired executive officer. (See “Compensation Discussion and Analysis” on page 21 for additional discussion of the elements of executive officer compensation.) The compensation of the President and Chief Executive Officer is also reviewed by the full Board. The HRCC annually reviews with the President and Chief Executive Officer the performance of the other executive officers and approves their compensation for the next year. The HRCC establishes the corporate goals under the Company’s Cash Bonus Plan and has the authority to determine whether the requirements for receipt of a bonus should be waived.

The HRCC may delegate its authority to a subcommittee comprised solely of its members. To assist it in carrying out its responsibilities, the HRCC is authorized to retain the services of advisors. During this past year, the HRCC engaged Meridian Compensation Partners, LLC (“Meridian”) to provide counsel on executive compensation matters. The nature and scope of services rendered by Meridian were:

•	competitive market pay analyses;

•	ongoing support with regard to market trends impacting compensation and benefit programs;

•	preparation for and attendance at selected HRCC and Board meetings; and

•	other miscellaneous requests that occurred throughout the year.

The HRCC did not direct Meridian to perform the above services in any particular manner or under any particular method. The HRCC has the final authority to hire and terminate the consultant, and the HRCC evaluates the consultant periodically.

(See “Compensation Discussion and Analysis” on page 21 for additional discussion of the processes and procedures for the consideration and determination of executive officer compensation.)

During 2010, the HRCC met 13 times and took action by unanimous consent without a meeting twice.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee (referred to in this proxy statement as the “Governance Committee”) are Michael L. Gleim (Chair) and Marsha M. Everton. Mr. Gleim is not an “independent” director as set forth under the NASDAQ Stock Market listing standards. As discussed above, the Company is a “controlled company” and, as such, the Company may elect, and has elected, not to have a Governance Committee comprised solely of independent directors. Mr. Gleim provides the Board with valuable insight with respect to both the governance of the Company and the nominations process, and, therefore, the Board believes that he should continue as a member, and Chair, of the Governance Committee.

The Governance Committee reviews, develops and makes recommendations to the Board regarding the Company’s governance processes and procedures. It also recommends candidates for election to fill vacancies on the Board, including renominations of members whose terms are due to expire. The Governance Committee is also responsible for making recommendations to the Board regarding the compensation of its non-employee members. The Governance Committee operates under a charter that was adopted by the Board. This charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.

The Governance Committee met four times during 2010.

Executive Committee

The members of the Executive Committee are Tim Grumbacher (Chair), Shirley A. Dawe and Michael L. Gleim. The Executive Committee has the authority to act in place of the Board on specified matters.

The Executive Committee has the following responsibilities: to propose the Board agenda for each year and to refine the agenda prior to each Board meeting, to keep the members of the Board informed of pertinent issues that arise between regularly scheduled quarterly Board meetings and to act as a sounding board for the Company’s Chief Executive Officer when appropriate. The Executive Committee Charter under which the Executive Committee operates was adopted by the Board and is posted in the Investor Relations section of the Company’s website at www.bonton.com.

During 2010, the Executive Committee met ten times.

Ad Hoc Leadership Transition Committee

The Ad Hoc Leadership Transition Committee, which reviews, develops and makes recommendations to the Board regarding Chief Executive Officer succession, was established by the Board in May 2008 and completed its initial charge in November 2008. At the behest of the Board, the Committee was reconstituted in December 2009. The members of the Ad Hoc Leadership Transition Committee are Ms. Dawe (Chair), Philip M. Browne and Todd C. McCarty. The Ad Hoc Leadership Transition Committee met seven times during 2010.

Role of the Lead Director

As of January 1, 2010, the Board elected Michael L. Gleim as Lead Director of the Board. The primary duties of the Lead Director are, among other things, to:

•	work closely with and serve in an advisory capacity to the Chairman, the Chief Executive Officer and the Executive Committee;

•	assist the Board in assuring that the Board operates in compliance with applicable laws and regulations and the Company’s Charter, By-Laws and corporate governance policies;

•	establish, in consultation with the Chairman, the Chief Executive Officer and non-employee directors, the frequency, duration, structure and location of Board meetings and review such from time to time, as considered appropriate or as requested by the Board;

•	assist the Chairman and the Chief Executive Officer in setting Board meeting agendas;

•	review and assess, in conjunction with the Chairman, the Chief Executive Officer and the relevant committees of the Board, director attendance, performance and the size and composition of the Board and its committees; and

•	preside at all meetings of the Board at which the Chairman is not present and chair meetings of the Board, without management present, at every Board meeting.

Role of the Board in Risk Oversight

The Board as a whole has responsibility for risk oversight, with reviews of certain areas conducted by relevant Board committees that report on their findings to the Board. The oversight responsibility of the Board and the Board committees is facilitated by management reporting processes designed to provide information to the Board concerning the identification, assessment and management of critical risks and management’s risk mitigation strategies and practices. These areas of focus include compensation, financial (including accounting, reporting, credit, liquidity and tax), operational, legal, regulatory, environmental, political and strategic risks. The full Board (or the appropriate Board committee), in concert with the appropriate management within the Company, reviews management reports to formulate risk identification, management and mitigation strategies.

When a Board committee initially reviews management reports, the Chairman of the relevant Board committee briefs the full Board on the specifics of the matter at the next Board meeting. Additional review or reporting of risks is conducted as needed or as requested by the Board or relevant committee. This process enables the Board to coordinate the risk oversight role, particularly with respect to risks spanning more than one operational area.

Director Nominations Process and Director Qualifications

The Governance Committee considers any appropriate recommendations for candidates for the Board. Any candidate recommended for the Board shall, at a minimum, possess a background that includes a solid education, sufficient business, professional or academic experience and the requisite reputation, character, integrity, skills, judgment and temperament and such other relevant characteristics, which, in the Governance Committee’s view, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with the size, complexity, reputation and success of the Company. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Candidates for Board membership are reviewed in the context of the current Board composition, the operating requirements of the Company and the long-term interests of the Company’s shareholders. The Governance Committee seeks to ensure that backgrounds and qualifications of the Company’s directors, as a group, provide a significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities to shareholders.

Although the Governance Committee does not have a formal written policy regarding diversity in composition of the Board, the Governance Committee does consider the contribution of a candidate to the overall diversity of the Board. Diversity is considered broadly and includes variety in personal and professional backgrounds, experience and skills, geographic location, as well as differences in gender, race, ethnicity and age.

Each candidate for Board membership commits to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and participation in, meetings of the Board and the committees of which he or she is a member.

When considering whether candidates for Board membership have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively, the Governance Committee focuses on the information provided in each of the Director’s individual work histories set forth on pages 6-7.

The Governance Committee will consider shareholder recommendations for candidates for the Board from any shareholder who has been a continuous record owner of at least 3% of the common stock of the Company for at least one year prior to submission of the recommendation and who provides a written statement that the shareholder intends to continue share ownership through the date of the meeting at which directors are to be elected. Any such shareholder recommendation should be sent to the Governance and Nominating Committee, c/o Office of the Secretary, The Bon-Ton Stores, Inc., P.O. Box 2821, York, Pennsylvania 17405. No shareholder recommendations have been received since the June 15, 2010 shareholder meeting.

In addition, the Governance Committee considers potential candidates recommended by current directors, Company officers, employees and others. When appropriate, the Governance Committee may retain executive recruitment firms to assist in identifying suitable candidates. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

In re-nominating incumbent directors to continue for an additional term, the Governance Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Company’s business.

Director Attendance at Annual Meetings

The Company has adopted a policy that encourages Board members who reside in the York area to attend the annual meeting of shareholders. Four of the eight members of the Board attended the 2010 Annual Meeting of Shareholders.

Shareholder Communication with the Board of Directors

Any shareholder who wishes to communicate with the Board of Directors or any individual director may do so by directing correspondence, which prominently displays the fact that it is a shareholder-board communication, to such director or directors, c/o Office of the Secretary, The Bon-Ton Stores, Inc., P.O. Box 2821, York, Pennsylvania 17405. Until and unless a procedure is adopted by a majority of the independent members of the Board whereby it may be deemed unnecessary or inappropriate to relay certain shareholder communications to the appropriate parties, all shareholder communications will be relayed to the intended director or directors.

Compensation of Directors

Messrs. Grumbacher and Bergren are employees of the Company and are not paid any separate compensation for serving as directors. They are the only employees who serve as directors.

Each non-employee director receives both cash compensation and stock compensation comprised of the following:

•	a $120,000 annual fee, $50,000 of which is paid in cash (the “annual cash retainer”) and $70,000 of which is paid in RSUs that vest at the end of the current term;

•	a $20,000 annual cash fee for serving on the Executive Committee;

•	a $5,000 annual cash fee for serving on each committee (other than the Executive Committee), including the Ad Hoc Leadership Transition Committee; and

•	a $15,000 supplemental annual fee for each committee chair, including the Ad Hoc Leadership Transition Committee, $10,000 of which is paid in cash and $5,000 in RSUs that vest at the end of the current term.

One of the Company’s non-employee directors, currently Lucinda M. Baier, serves as the Board’s representative on the committee that oversees the Company’s retirement contribution plan. For her service on this committee, Ms. Baier receives $1,250 for each meeting attended.

As of January 1, 2010, the Board elected Mr. Gleim as Lead Director of the Board. For his service as Lead Director, Mr. Gleim receives a supplemental fee of $140,000 per year.

Directors may defer all or any part of their cash compensation into additional RSUs.

The following table presents the compensation provided by the Company during 2010 to each non-employee director. The portion of the annual fee that was paid in RSUs was increased in 2010 to $70,000 from the previous amount of $60,000. In addition, the grant date for the RSUs was set to coincide with the annual meeting of shareholders each year. With the institution of the change in 2010, directors received a grant of RSUs with a vesting period of 18 months, and the amount of the grant was adjusted accordingly for 2010.

			Change in
			Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or Paid	Stock	Compensation		All Other
	In Cash	Awards	Earnings		Compensation		Total
Name	($)	($)(1)	($)		($)		($)

Lucinda M. Baier	55,000	100,000	—		5,000	(2)	160,000
Philip M. Browne	70,000	105,000	—		—		175,000
Shirley A. Dawe	85,000	105,000	—		—		190,000
Marsha M. Everton	70,000	105,000	—		—		175,000
Michael L. Gleim	95,000	110,000	—	(3)	140,000	(4)	345,000
Todd C. McCarty	65,000	100,000	—		—		165,000

(1)	The amounts reported in this column reflect the aggregate grant date fair value of RSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“ASC 718”) for RSUs granted on June 15, 2010 and July 8, 2010 to each non-employee director. The amounts do not reflect compensation actually received by the non-employee directors. RSUs do not confer on the non-employee director voting or dispositive control over common shares until one year following termination of Board services. Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements included in our Form 10-K filed with the SEC on April 13, 2011.

The aggregate number of RSUs held by each non-employee director as of January 29, 2011 was:

38,033 held by Ms. Baier
38,110 held by Mr. McCarty
48,973 held by each of Mmes. Dawe and Everton and Mr. Browne
49,530 held by Mr. Gleim

(2)	Fees received for Ms. Baier’s service on the Company’s Retirement Contribution Plan Committee.

(3)	The actuarial valuation of the change in the pension value of Mr. Gleim’s benefit in the Bon-Ton Supplemental Executive Retirement Plan (“SERP”) was a decrease of $4,654.

(4)	Fees received for Mr. Gleim’s service as Lead Director of the Board.

Share Ownership Guidelines

In December 2007, the Company adopted guidelines requiring each director to maintain an equity stake in the Company equal to three times the annual cash retainer paid to the director. This links the directors’ interests with those of other shareholders. Shares of Common Stock actually owned and RSUs that are time-based count towards the equity ownership requirement. Each director is required to achieve this share ownership level by the later of five years after joining the Board or five years after adoption of the guideline. Accordingly, each non-employee director standing for election in 2011 must meet this guideline by December 2012.

All of the non-employee directors standing for election currently satisfy the guideline.

THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” THE ELECTION OF
THE NOMINEES LISTED ABOVE

PROPOSAL TWO

APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Act provides that the Company’s shareholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Pursuant to Section 14A of the Securities Exchange Act, the Company is presenting the following “say on pay” proposal, which gives shareholders the opportunity to approve or not approve the Company’s compensation program for named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, by voting for or against the resolution set out below. While our Board intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on the Company and is advisory in nature. The Company submits the following proposal:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As described in the “Executive Compensation” section, the Company’s executive compensation programs are designed to attract, motivate and retain talented executives. In addition, the programs are structured to create an alignment of interests between the Company’s executives and shareholders. The Board and the HRCC monitor executive compensation programs and adopt changes to reflect the competitive market in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation. The HRCC will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term shareholders. Accordingly, we believe that the Company’s executive compensation programs are appropriately designed and work to ensure that management’s interests are closely aligned with shareholders’ interests to create long-term value. Please refer to the section entitled “Executive Compensation” of this proxy statement for a detailed discussion of the Company’s executive compensation practices and philosophy.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” APPROVAL OF THE
COMPENSATION AWARDED TO THE COMPANY’S NAMED EXECUTIVE
OFFICERS FOR FISCAL YEAR 2010

PROPOSAL THREE

APPROVAL, ON AN ADVISORY BASIS, OF FREQUENCY OF VOTE
TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also provides that the Company’s shareholders have the opportunity to indicate how frequently the Company should seek an advisory vote on the compensation of the Company’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer that the advisory vote on the compensation of the Company’s named executive officers occur once every one, two, or three years.

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore the Board recommends that shareholders vote for a one-year interval for the advisory vote on the compensation of the Company’s named executive officers.

An annual advisory vote on executive compensation will allow shareholders to provide direct input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. Therefore, the Board recommends that shareholders vote to approve the compensation awarded to the Company’s named executive officers once every year.

The Company submits the following proposal:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this proposal. The option of one year, two years or three years that receives the highest number of votes cast by the shareholders will be the frequency for the advisory vote on executive compensation that has been recommended by the shareholders. However, because this vote is advisory and not binding on the Board or the HRCC, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote on executive compensation that differs from the option that received the highest number of votes from the Company’s shareholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR “ANNUALLY” FOR
THE FREQUENCY OF THE VOTE ON THE APPROVAL OF THE COMPENSATION
AWARDED TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended ratification of its appointment of KPMG LLP (“KPMG”), which served as our independent registered public accounting firm in 2010, to serve as our independent registered public accounting firm for 2011.

In making its selection of KPMG, the Audit Committee considered whether the non-audit services provided by KPMG are compatible with maintaining KPMG’s independence.

FEES PAID TO KPMG

	2010	2009

Audit Fees(1)	$1,783,931	$1,819,436
Audit-Related Fees	—	—
Tax Fees(2)	281,885	315,942
All Other Fees	—	—

(1)	Audit Fees include fees associated with audit services, consultation on matters related to the consolidated financial statements, consents, reviews of the Company’s quarterly reports on Form 10-Q and reviews of the Company’s filings under the Securities Exchange Act of 1934.

(2)	Tax Fees reflect various tax-related services, including consultation, return preparation, planning and compliance.

The Audit Committee is responsible for the pre-approval of all audit services and non-audit services performed by the Company’s independent registered public accounting firm. All of the fees shown in the chart above were pre-approved by the Audit Committee. The Audit Committee may delegate to one of its members the authority to grant such pre-approvals, and any such approvals are presented to the full Audit Committee at its next scheduled meeting.

A representative of KPMG is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL FIVE

AMENDMENT OF THE COMPANY’S ARTICLES OF INCORPORATION TO REQUIRE
THAT DIRECTORS BE ELECTED BY A MAJORITY OF VOTES CAST

The Board recommends that shareholders approve an amendment to the Company’s Articles of Incorporation to require that, in an uncontested election, each director be elected by a majority of votes cast. Currently, under Pennsylvania law, absent a contrary requirement in the Articles of Incorporation or bylaws, directors are elected through plurality voting in which the nominees with the most votes are elected. Under plurality voting, only “for” votes are counted, not any “withhold” votes, so in an uncontested election a director could be elected with only one “for” vote, despite an overwhelming number of “withhold” votes.

The proposed amendment would add a new Article 9 to the Articles of Incorporation, requiring that, in any election of directors in which the number of nominees equals the number of directors to be elected, a nominee must receive a majority of the votes cast in order to be elected. A majority of votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. In contrast, in a contested election where the number of nominees exceeds the number of directors to be elected, the current plurality voting rules will be in effect, meaning that the nominees receiving the highest numbers of votes, up to the number of directors to be elected, will be elected.

In an uncontested election, an incumbent director who is not re-elected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. This is referred to as the “director holdover rule.” In that event, the incumbent director must tender his or her resignation to the Board. If a majority of the votes entitled to be cast in the election of directors are voted “against” such director, then his or her resignation will be effective immediately. If fewer than a majority of the votes entitled to be cast in the election of directors are voted “against” such director, then the Board must decide whether to accept or reject such director’s resignation, or whether other action should be taken, within 90 days after the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the Board or any committee with respect to his or her own resignation.

Given recent changes in corporate governance standards, the Board now believes that, in uncontested elections, requiring directors to be elected by a simple majority vote is more appropriate than plurality voting.

With the approval of the Company’s shareholders, the following resolutions will be adopted to effectuate the proposed amendment to require that the directors be elected by a majority of the votes cast:

RESOLVED, that the adoption of an amendment to the Articles of Incorporation of the Company is hereby approved to add a new Article 9 to read as set forth in these resolutions; and

FURTHER RESOLVED, that the new Article 9 of the Articles of Incorporation of the Company shall read as follows:

9. Each nominee for election as a director shall be elected by the vote of the majority of the votes cast by all shareholders entitled to vote with respect to the election of such nominee at any meeting for the election of directors, provided that if the number of nominees exceeds the number of directors to be elected at such meeting, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected. For purposes of this Article, a majority of the votes cast means that the number of votes that are cast “for” a nominee must exceed the number of votes cast “against” such nominee. If any incumbent director is not elected, such director shall immediately tender his or her resignation to the Board of Directors. If a majority of the votes entitled to be cast in the election of directors are voted “against” such director, then his or her resignation shall be effective immediately. If fewer than a majority of the votes entitled to be cast in the election of directors are voted “against” such director, then the Board of Directors shall decide whether to accept or reject such director’s resignation, or whether other action should be taken, within 90 days after the date of the certification of the election results. No director required to tender his or her resignation shall participate in the decisions of the Board of Directors or any committee thereof with respect to his or her own resignation.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE AMENDMENT
OF THE COMPANY’S ARTICLES OF INCORPORATION TO REQUIRE THAT
DIRECTORS BE ELECTED BY A MAJORITY OF VOTES CAST

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and rely, without independent verification, on the information provided to them and on the representations made to them by management and the Company’s independent registered public accounting firm.

The role of the Audit Committee is to assist the Board in its general oversight of the integrity of the Company’s consolidated financial statements and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, KPMG. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion as to the conformity of such consolidated financial statements with accounting principles generally accepted in the United States and an opinion on the effectiveness of internal control over financial reporting based on criteria established in the Internal Control-Integrated Framework issued by the Committee on Sponsoring Organizations of the Treadway Commission. KPMG has free access to the Audit Committee to discuss any matter it deems appropriate.

The Audit Committee has reviewed and discussed with management and KPMG the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s evaluation of the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and the additional matters required to be discussed by Statement on Auditing Standards No. 114, as modified or supplemented, “The Auditor’s Communication with Those Charged with Governance.”

KPMG also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and the Audit Committee discussed KPMG’s independence with them.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

Members of the Audit Committee:

Philip M. Browne, Chairperson
Lucinda M. Baier
Todd C. McCarty

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis primarily addresses the compensation of the Company’s Chief Executive Officer, the Chief Financial Officer and the three other highest paid executive officers. These five executive officers are referred to as the “named executive officers” throughout this proxy statement:

Name	Title

Byron L. Bergren	President and Chief Executive Officer
Anthony J. Buccina	Vice Chairman, President — Merchandising
Stephen R. Byers	Vice Chairman — Stores, Visual, Construction, Distribution & Logistics, Loss Prevention
Keith E. Plowman	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Barbara J. Schrantz	Chief Operating Officer

Our Compensation Philosophy and Objectives

The HRCC’s philosophy is to directly link an increasing portion of an executive officer’s compensation with corporate performance and in alignment with shareholder value and to decrease an executive officer’s base salary as a percentage of his or her total compensation as his or her scope of responsibility increases. The following are the objectives that guide the HRCC’s decisions regarding compensation:

•	Provide a compensation package that enables the Company to attract, motivate and retain key personnel.

•	Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals that drive operational success and enhance shareholder value.

•	Provide long-term equity incentive compensation opportunities through the award of stock options, shares of restricted stock and restricted stock units that align executive compensation with increases in shareholder value. These opportunities are available primarily to those executive officers who can influence the Company’s medium- and long-term results, generate value for shareholders and ensure the long-term growth of the Company. Equity grants are also designed to reward significant achievement of top performing executive officers and to attract new talent.

Based on the foregoing objectives, the HRCC has structured annual and long-term executive compensation to provide incentives to executive officers to achieve the business goals set by the Company and reward them for achieving such goals. In addition, in structuring compensation, especially performance-based compensation, the HRCC conducts a risk assessment to ensure that the Company’s compensation program does not encourage unreasonable risk.

Share Ownership Guidelines

In December 2007, the Company adopted share ownership guidelines for our executive officers. The guidelines help ensure that our executive officers maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other shareholders. Shares beneficially owned, time-based restricted stock, time-based restricted stock units and vested stock options with an exercise price below the current market price count towards the equity ownership requirement. Outstanding non-vested stock options, performance-based restricted stock and performance-based restricted stock units do not count towards the requirement. Executive officers are required to achieve these share ownership levels within five years of becoming an executive officer, or by December 2012 for those who were executive officers at the time we adopted the guidelines. The guidelines are:

Position	Ownership Guideline

Chief Executive Officer	3x base salary
Vice Chairman	2x base salary
Executive Vice President	1x base salary

Share ownership requirements for fiscal 2010 were measured based on the average price of the Company’s common stock during the first six months of fiscal 2007. Share ownership requirements are reviewed annually by the HRCC. The HRCC has not yet established a share ownership requirement for the position of Chief Operating Officer, a position that did not exist when the guidelines were adopted in 2007.

Each of the named executive officers in the positions listed above currently owns shares sufficient to meet the requirement.

Role of the HRCC in Compensation Decisions

The HRCC’s responsibilities include the following:

•	Review and approve, and in some cases recommend for the approval of the full Board, the compensation for the Company’s executive officers, including the named executive officers. The total compensation of each of the executive officers is evaluated to ensure it is competitive in the marketplace and reflects the HRCC’s assessment of each executive officer’s contributions and value to the Company.

•	Approve the performance goals and metrics with respect to annual performance-based bonuses and equity awards to executive officers, including the Executive Chairman, the Chief Executive Officer and the other named executive officers.

•	Monitor total compensation paid to the named executive officers and other key executives and consider whether such compensation is fair, reasonable and competitive in consideration of each executive’s capacity to influence shareholder value and promote the long-term growth of the Company.

•	Prepare an annual review and evaluation of the Chief Executive Officer’s performance for the year compared to pre-determined, HRCC-approved, performance metrics.

•	Prepare an annual review and evaluation of the Executive Chairman’s performance for the year compared to pre-determined, HRCC-approved, performance metrics.

Role of Management in Compensation Decisions

The Chief Executive Officer annually prepares a review of his direct reports, including the named executive officers and other key executives, excluding the Executive Chairman, compared to pre-determined, HRCC-approved performance metrics. The total compensation for the respective executives, the performance appraisals and the recommendations made by the Chief Executive Officer are presented for HRCC approval.

Other members of management also support the HRCC in its work. Management assists the Chair of the HRCC in establishing the agendas for HRCC meetings and preparing materials for the review of HRCC members in advance of each meeting. With respect to most compensation and benefit matters, including compensation of the named executive officers excluding the Executive Chairman and the Chief Executive Officer, management provides recommendations to the HRCC. The HRCC relies on management and, as appropriate, the advice of outside experts to evaluate executive performance and to make recommendations for salary and bonus levels as well as for grants of stock options or awards of restricted stock. Management also works with the HRCC to establish performance goals under the Company’s performance-based annual incentive compensation program. Members of management who provide this support include Byron L. Bergren; Dennis R. Clouser, Executive Vice President, Human Resources, Corporate Procurement & Operations and Information Services; and J. Gregory Yawman, Divisional Vice President and Associate General Counsel, each of whom generally attend meetings of the HRCC. Each of them is excused from a meeting during deliberation and approval of matters regarding his own compensation and from regularly scheduled HRCC executive sessions.

Benchmarking

The Company competes against a wide range of companies in retaining and attracting executive personnel. Each year, the Company compares salary, annual incentive compensation and long-term equity incentive values for its executive officers against various retail companies (the “Compensation Peer Group”). In 2010, the following retail companies were included in the Compensation Peer Group:

Abercrombie & Fitch Co.	L.L. Bean Incorporated
Ann Taylor Stores Corporation	Macy’s, Inc.
Belk, Inc.	Nordstrom, Inc.
Brown Shoe Company, Inc.	Phillips-Van Heusen Corporation
Collective Brands, Inc.	Ross Stores, Inc.
Dillard’s, Inc.	Saks, Inc.
Dollar General Corporation	Target Corporation
Eddie Bauer, Inc.	The Gap, Inc.
Hot Topic, Inc.	The Timberland Company
J. C. Penney Company, Inc.	The TJX Companies, Inc.
Liz Claiborne Inc.	Williams-Sonoma, Inc.

In addition, Meridian provided the Company with compensation data from the Hewitt 2010 Total Compensation database (the “Hewitt Database”) that contains information for a large number of retail companies and has a median revenue of $4.7 billion. Because of the variance in size among the companies in the Hewitt Database, Meridian assists the Company in preparing a regression analysis that adjusts the compensation data for differences in company sales. Regression analysis is a statistical technique that establishes a “line of best fit” or “trend line” between variables. In the context of compensation, regression analysis is used to determine the relationship between company size (typically defined by revenue) and pay level. This enables organizations to use a peer group that includes companies both larger and smaller than the organization in question and, through regression analysis, “size adjust” the compensation data to reflect the organization’s revenue. This adjusted value is used as the basis of compensation comparisons between the Company and the companies in the Compensation Peer Group and the Hewitt Database.

The HRCC has currently determined that it is appropriate to deliver total compensation at approximately the 50th percentile of the Compensation Peer Group for each element of compensation. However, as the Company competes with many larger companies for the best executive-level talent, the HRCC may decide it is in the best interests of the Company and its shareholders to provide compensation for selected positions that exceeds the targeted compensation levels depending on the circumstances, including the Company’s needs, market factors, the executive’s experience, the contribution of the executive to the Company, and in the HRCC’s view, the positive impact the executive may have on the Company as a whole.

In addition, in 2010, the HRCC reviewed proxy statement compensation data from specific retailers in its benchmarking effort with respect to compensation of the Chief Executive Officer. These retailers included Belk Inc.; Dillard’s Inc.; J.C. Penney Company, Inc.; Kohl’s Corporation; Macy’s, Inc.; Nordstrom, Inc.; and Saks, Inc. These companies were chosen because they are retailers with competitive assortments and a similar customer base as the Company. The HRCC recognizes that most of these retailers are larger in size than the Company, but the HRCC also believes that the Company competes directly with them for executive talent. The HRCC reviewed the compensation practices of, and the compensation packages provided by, these retailers. The data also provided context for ongoing deliberations of the HRCC.

Components of Named Executive Officer Compensation

The principal components of compensation for the named executive officers are base salary, performance-based annual cash incentive compensation, long-term equity incentive compensation, perquisites, and retirement and other benefits. The HRCC seeks to achieve a mix of these components such that total compensation is competitive in the marketplace. The HRCC also assesses the risks relating to performance-based compensation. The HRCC has transitioned the Company’s compensation program from its historical short-term orientation, which focused on base salary and annual incentive compensation, to a program with an increasing emphasis on long-term equity incentive compensation to better align the interests of the named executive officers with the interests of shareholders in long-term growth. The HRCC does not have a pre-established policy for allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, it evaluates the actual mix against market data and attempts to provide each named executive officer with a balanced compensation package that addresses retention and competitive requirements.

The following table shows the components of named executive officer compensation:

Component	Purpose	Characteristics

Base Salary	Compensate named executive officers for performing their roles and assuming their levels of executive responsibility. Intended to provide a competitive level of compensation, it is a necessary component in recruiting and retaining executives.	Fixed component. Annually reviewed by the HRCC and adjusted as appropriate.
Performance-based Annual Cash Incentive Compensation	Promote improvement of the Company’s financial results and performance. Intended to drive performance in a particular year without being a deterrent to long-term Company goals and initiatives or encouraging unreasonable risk.	Cash bonus opportunity based on the achievement of certain goals, which may be individual performance goals, Company performance goals or a combination of the two. Where applicable, goals are typically established annually and bonus amounts awarded will vary based on performance.
Long-Term Equity Incentive Compensation	Promote the achievement of the Company’s long-term financial goals and stock price appreciation. Align named executive officers and shareholder interests, promote named executive officers’ retention and reward named executive officers for superior Company performance over time.	Reviewed annually and granted, if appropriate, by the HRCC in the form of stock options, restricted stock awards and RSUs. Amounts actually earned by each named executive officer will vary and will depend on stock price.
Perquisites and Other Benefits	Provide health and welfare benefits as available to all employees. Additional perquisites and benefits are designed to attract, retain and reward named executive officers by providing an overall benefit package similar to those provided by comparable companies.	Health and welfare benefits are a fixed component that may vary based on employee elections. Perquisites and other benefits may vary from year to year.
Retirement Benefits	Provide basic retirement benefits as available to all Company associates and supplemental coverage necessary to retain key executives.	Participation in pension plans for certain named executive officers is a required element under applicable employment agreements.

The HRCC has reviewed a summary, or “tally sheet,” with all components of compensation of the named executive officers, including base salary, performance-based cash incentive compensation, long-term equity incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, and the dollar value to the executive and cost to the Company of all perquisites and other benefits and obligations under the Company’s supplemental executive retirement plans. The HRCC did not use the tally sheet in making individual pay decisions, but rather reviewed it to ensure the total package met the needs of both the Company and the executives. The HRCC believes the level of compensation of the Company’s named executive officers reflects the Company’s performance and total compensation to each of the named executive officers is appropriate.

Base Salary

The base salaries of the Company’s named executive officers are determined by evaluating their roles and responsibilities and compensation data compared with the Compensation Peer Group. The base salary of each named executive officer is reviewed annually. If appropriate, the Chief Executive Officer recommends salary increases for each of the named executive officers other than himself. The HRCC’s decision to increase base salary for any named executive officer is based on the HRCC’s compensation philosophy and takes into specific account the level of responsibility of the named executive officer, the Company’s performance, the named executive officer’s individual performance and the named executive officer’s compensation compared to similarly situated executives in the Compensation Peer Group.

Minimum base salaries for Byron L. Bergren, Anthony J. Buccina, Stephen R. Byers and Barbara J. Schrantz were established in employment agreements approved by the HRCC and, with respect to Mr. Bergren’s employment agreement, the Board at the recommendation of the HRCC. These minimum base salaries were based on a variety of factors, including market data from the Compensation Peer Group and an evaluation of each person’s capacity to positively affect the Company’s performance. The HRCC decided that the current base salaries were properly aligned with competitors and more emphasis should be placed on variable compensation linked to corporate performance.

Performance-Based Annual Incentive Compensation

The Company has an annual incentive Cash Bonus Plan (the “Cash Bonus Plan”) in which the named executive officers participate. Awards of cash bonuses under this plan are variable, and the payout of any cash bonus under the plan is dependent upon the achievement of pre-determined Company performance goals which are pre-approved by the HRCC.

For 2010, the Cash Bonus Plan for the named executive officers focused on the achievement of one or two of the following goals:

•	net income, with a “threshold” of approximately $0.4 million, a “target” of approximately $17.2 million and a “maximum” of approximately $120.0 million;

•	net sales, with a “threshold” of approximately $2.903 billion, a “target” of approximately $2.985 billion and a “maximum” of approximately $3.246 billion; and

•	EBITDA (defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and non-cash impairment charges), with a “threshold” of approximately $219.8 million, a “target” of approximately $236.6 million and a “maximum” of approximately $339.4 million.

The HRCC assigns goals and weightings for each named executive officer depending on the capacity of the named executive officer to influence the goal and the named executive officer’s area of responsibility. Payment of any portion of a bonus under the Cash Bonus Plan is dependent upon the Company’s achievement of at least the “threshold” level of net income. If the threshold level of net income is not achieved, there is no bonus payout under any of the goals for that year. In addition, if the net income “threshold” is attained, but the “threshold” performance for a goal other than net income is not attained, the portion of the bonus attributable to such other goal is forfeited.

The HRCC reviewed and established competitive “threshold,” “target” and “maximum” payout potentials under the Cash Bonus Plan for each named executive officer. The following table sets forth (1) the approximate payouts, stated as a percentage of base salary, which could be earned by each named executive officer under the Cash Bonus Plan for 2010, and (2) the Cash Bonus Plan performance goals and the weighting of such goals for each named executive officer for 2010:

	Payout at	Payout at	Payout at	Bonus Criteria
Name	Threshold	Target	Maximum	(weighting)

Byron L. Bergren	50%	100%	200%	Net income (100)%
Anthony J. Buccina	50%	100%	200%	Net sales (50%)
				EBITDA (50)%
Stephen R. Byers	50%	100%	200%	Net sales (50%)
				EBITDA (50)%
Keith E. Plowman	37.5%	75%	150%	Net income (100)%
Barbara J. Schrantz	25%	50%	100%	Net sales (50%)
				EBITDA (50%)

The HRCC reviewed performance data as of the end of 2010 and determined the extent to which the targeted levels of performance were achieved. The amount of annual incentive compensation paid for 2010 to each named executive officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 33.

In addition to bonuses that may be awarded under the Cash Bonus Plan, a cash bonus may be awarded at the discretion of the HRCC for extraordinary individual achievement or for other reasons, such as a signing bonus upon joining the Company or an executive extending the term of his or her employment agreement. No extraordinary bonuses were awarded to any of the named executive officers for 2010.

Long-Term Equity Incentive Compensation

Another component of named executive officer compensation is long-term incentive compensation in the form of stock options, time-based and performance-based restricted stock and time-based and performance-based RSUs. The HRCC annually reviews the performance and compensation of the named executive officers to determine whether annual grants of options or awards of restricted stock or RSUs are warranted. Option grants and awards of restricted stock and RSUs are made periodically at the discretion of the HRCC but generally are made within the first quarter of each fiscal year. Grants and awards are made on the recommendation of the Company’s Chief Executive Officer, primarily to reward significant individual achievement and to motivate and retain key talent. The proportion of long-term equity incentive compensation in relation to base salary is a function of the named executive officer’s level of responsibility and capacity to enhance shareholder value.

The HRCC has decided that grants made to the Company’s Chief Executive Officer should be directly aligned to the short- and long-term performance of the Company. In addition, the Chief Executive Officer and the other named executive officers are awarded restricted stock as a retention tool. The other named executive officers are also granted options to align their interests with those of shareholders.

The exercise price of options granted by the HRCC is usually set at the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of the HRCC meeting at which the grant is approved. In certain instances, the HRCC has set the exercise price at the closing price on a grant date in the future to allow time to notify the grantee of the option grant or to set the grant date and exercise price on the same date as the starting date of a new executive. If the HRCC sets a grant date and option exercise price based on the closing price on the NASDAQ Stock Market on a date in the future, the HRCC confirms that management does not anticipate any material announcements during the period from the HRCC meeting until such future date. No options were granted to the named executive officers in 2010.

Pursuant to the amendment of Mr. Bergren’s employment agreement on March 18, 2009, the HRCC granted Mr. Bergren an award of 400,000 time-based restricted stock shares, 100,000 of which vested on February 1, 2010, 100,000 of which vested on February 1, 2011, and 200,000 of which vest on February 5, 2012. In addition, Mr. Bergren received 400,000 performance-based restricted shares, 200,000 of which were subject to vesting based on achievement of Company performance goals for 2009, 100,000 of which were subject to vesting based on achievement of Company performance goals for 2010 and 100,000 of which are subject to vesting based on achievement of Company performance goals for 2011. Ninety percent of the 2009 performance-based restricted shares (180,000 shares) vested based upon the achievement of performance targets for 2009. One hundred percent of the 2010 performance-based restricted shares (100,000 shares) vested based upon the achievement of performance targets for 2010.

Pursuant to an employment agreement dated February 1, 2009, the HRCC granted Mr. Buccina 100,000 restricted shares of the Company’s common stock. Such grant was awarded on February 2, 2009 and such restricted shares vested on April 30, 2011. In addition, Mr. Buccina received, as performance-based compensation, a grant of 50,000 restricted shares of the Company’s common stock for each of 2009 and 2010. The metrics for earning such performance-based shares were determined each year by the HRCC. The terms of the grants are set forth in the applicable Restricted Stock Agreements. Ninety percent of the 2009 performance-based restricted shares (45,000 shares) vested based upon the achievement of performance targets for 2009. One hundred percent of the 2010 performance-based restricted shares (50,000 shares) vested based upon the achievement of performance targets for 2010.

On April 12, 2010, Mr. Buccina was awarded a grant of 20,000 shares of time-based restricted shares, 10,000 of which vested on April 12, 2011 and 10,000 of which vest on April 12, 2013. In addition, Mr. Buccina received, as performance-based compensation, a grant of 10,000 restricted shares subject to vesting on the basis of the achievement of certain performance goals established for the Company’s 2010 fiscal year. One hundred percent of the 2010 performance-based restricted shares (10,000 shares) vested based upon the achievement of performance targets for 2010.

Pursuant to an employment agreement dated February 1, 2009, the HRCC granted Mr. Byers 70,000 restricted shares of the Company’s common stock. Such grant was awarded on February 2, 2009 and such restricted shares vested on April 30, 2011. In addition, Mr. Byers received, as performance-based compensation, a grant of 35,000 restricted shares of the Company’s common stock for each of 2009 and 2010. The metrics for earning such performance-based shares were determined each year by the HRCC. The terms of the grants are set forth in the Restricted Stock Agreements. Ninety percent of the 2009 performance-based restricted shares (31,500 shares) vested based upon the achievement of performance targets for 2009. One hundred percent of the 2010 performance-based restricted shares (35,000 shares) vested based upon the achievement of performance targets for 2010.

On April 12, 2010, Mr. Byers was awarded a grant of 11,500 shares of time-based restricted shares, 6,500 of which vested on April 12, 2011 and 5,000 of which vest on April 12, 2013. In addition, Mr. Byers received, as performance-based compensation, a grant of 5,000 restricted shares subject to vesting on the basis of the achievement of certain performance goals established for the Company’s 2010 fiscal year. One hundred percent of the 2010 performance-based restricted shares (5,000 shares) vested based upon the achievement of performance targets for 2010.

During 2010, the HRCC granted Mr. Plowman an award of 30,000 time-based restricted shares, 5,000 of which vested on April 12, 2011 and 25,000 of which vest on April 12, 2013. In addition, Mr. Plowman was granted an award of 25,000 performance-based restricted shares, all of which were subject to vesting based on achievement of Company performance goals for 2010. One hundred percent of the 2010 performance-based restricted shares (25,000 shares) vested based upon the achievement of performance targets for 2010.

During 2010, the HRCC granted Ms. Schrantz an award of 15,000 time-based restricted shares, all of which vest on April 12, 2013. In addition, Ms. Schrantz was granted an award of 15,000 performance-based restricted shares, all of which were subject to vesting based on achievement of Company performance goals for 2010. One hundred percent of the 2010 performance-based restricted shares (15,000 shares) vested based upon the achievement of performance targets for 2010. On January 28, 2011, in connection with her election to the position of Chief Operating Officer, the Company granted Ms. Schrantz an award of 75,000 time-based restricted shares, of which 25,000 shares vest on each of February 3, 2014, February 2, 2015 and February 1, 2016.

Awards of performance-based restricted stock reflect the HRCC’s objectives to link an increasing portion of compensation to Company performance and to align the interests of key executives with those of shareholders.

The aforementioned awards are reflected in the “Grants of Plan-Based Awards” table on page 35.

Perquisites and Other Benefits

The Company provides the named executive officers with perquisites and other benefits that the Company and the HRCC believe are reasonable and consistent with the Company’s objective to motivate and retain superior executives for key positions. The HRCC periodically reviews the levels of perquisites and other benefits provided to named executive officers. Perquisites primarily consist of supplemental medical benefits, automobile allowances, relocation benefits and reimbursement of legal fees incurred in connection with the negotiation of employment agreements. Perquisites traditionally have not constituted significant portions of an executive’s compensation.

The named executive officers also participate in benefit programs available to employees generally, such as health and dental insurance, life insurance and long-term disability insurance.

Retirement Benefits

The named executive officers participate in The Bon-Ton Stores, Inc. Retirement Contribution Plan, a tax-qualified defined-contribution plan. Under this plan, employees are able to contribute a portion of their annual salaries on a pre-tax basis and the Company may make discretionary retirement contributions to each eligible employee’s account. Company matching contributions consist of two parts: a match based on an employee’s years of service and a profit sharing match. Company retirement contribution amounts are included in the Summary Compensation Table on page 33.

In connection with an acquisition in March 2006, the Company assumed the Carson Pirie Scott & Co. Pension Plan (the “Carson’s Pension Plan”). The Carson’s Pension Plan is a qualified defined-benefit cash-balance plan in which the only named executive officer who participates is Anthony J. Buccina. The Carson’s Pension Plan was frozen to new participants in 2002 and all future benefit accruals were frozen in May 2006.

Employment Agreements and Payments Upon Termination or Change in Control

As discussed more fully below, the Company has entered into employment agreements with Byron L. Bergren, Anthony J. Buccina, Stephen R. Byers and Barbara J. Schrantz. The decisions to enter into employment agreements and the terms of those agreements were based on the Company’s need to motivate and retain talent for the long-term growth of the Company.

The Company entered into an employment agreement with Mr. Bergren following the Company’s acquisition of The Elder-Beerman Stores Corp in 2003. The term of Mr. Bergren’s employment agreement originally ran through 2008. The Company and Mr. Bergren subsequently entered into a series of amendments of Mr. Bergren’s employment agreement that, among other matters, extended Mr. Bergren’s term as President and Chief Executive Officer through January 31,

2011 and provided that Mr. Bergren would serve in an important role to be determined by the Board from February 1, 2011 through February 5, 2012. On January 21, 2011, the Company entered into a further amendment of Mr. Bergren’s employment agreement providing that he will serve as President and Chief Executive Officer through February 5, 2012. The term of the agreement will extend automatically from year to year thereafter unless either party elects not to renew the agreement. The HRCC’s key objectives in entering into the various amendments of Mr. Bergren’s employment agreement included: (1) retaining Mr. Bergren’s experience and expertise to maximize the Company’s potential as a larger retailer; (2) maintaining stability of leadership and strategic focus; and (3) facilitating the Company’s succession planning process and enabling Mr. Bergren to assist the HRCC and the Board of Directors with this process.

With respect to Mr. Buccina, the HRCC and management of the Company determined his services and merchandising expertise would be critical following the acquisition of Carson Pirie Scott to ensure a smooth integration and to lead the development and execution of a comprehensive merchandising strategy for the combined Company. With respect to Mr. Byers, the HRCC and Company management determined it would be in the best interests of the Company to enter into an employment agreement to retain Mr. Byers due to his significant level of experience in retail, his direct experience with the Carson’s stores, and for the long-term growth of the Company. In January 2009, the Company entered into new employment agreements with both Mr. Buccina and Mr. Byers, extending the term of their respective employment relationships with the Company. In January 2011, the employment agreement of Mr. Buccina automatically renewed for an additional one-year period, and the Company elected not to renew the employment agreement of Mr. Byers. The Company anticipates entering into a new employment agreement with Mr. Byers to provide for his continued employment with the Company after April 30, 2011. In April 2011, the Company and Mr. Buccina entered into an amendment to his employment agreement, as discussed on page 41.

On January 30, 2011, the Company appointed Barbara J. Schrantz as its Chief Operating Officer, and the Company determined that it would be in its best interests to enter into an employment agreement to retain Ms. Schrantz due to her years of experience with the Company and in the retail department store industry and for the long-term growth of the Company.

The material terms of the employment agreements with the named executive officers are described under the heading “Summary of Employment Agreements with Named Executive Officers” beginning on page 39.

Under the employment agreements, the Company has agreed to provide severance compensation in the event of a termination, change in control or other triggering event. In addition, Keith E. Plowman, with whom the Company does not have an employment agreement, is a participant in the Company’s severance plan. These arrangements are designed to promote stability and continuity of senior management through a change in control of the Company. Stock options and restricted stock will generally vest upon a change in control. The Company adopted “single trigger” treatment for equity awards to retain, focus and motivate executives during change in control discussions and to be competitive with current market practice in order to attract the best talent. However, any cash severance benefits require a “double trigger” (including the executive’s separation from the Company under specified circumstances) for payment.

Information on these arrangements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 45.

Recoupment of Incentive-Based Compensation

In order to further align management’s interests with those of shareholders and to support the Company’s governance practices, the Board adopted in 2010 a recoupment policy applicable to annual cash incentive awards, performance-based RSUs and other performance-based compensation to executive officers of the Company. The policy provides that in the event the Company is required to prepare an accounting restatement due to the Company’s noncompliance with any financial reporting requirement under the securities laws, the Company shall take action to recoup from executive officers the amount by which such awards exceeded the payment that would have been made based on the restated financial results. Compensation subject to recoupment will include equity or contingent income exercised, earned or distributed during the periods, not to exceed three years, that required restatement of financial statements. The recoupment policy is set forth in amendments to the 2009 Omnibus Incentive Plan and the Cash Bonus Plan, filed as Exhibits 10.1 and 10.3, respectively, to the Company’s current report on Form 8-K dated November 24, 2010.

Prohibition on Derivative Trading and Short Selling

The Company prohibits derivative transactions and selling short in the Company’s securities by officers, directors and their families. Specifically, they may not, at any time:

•	trade in any puts, calls, covered calls or other derivative products involving Company securities;

•	engage in any hedging transactions with respect to Company securities; or

•	engage in short sales of the Company’s securities.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the deductibility of compensation in excess of $1,000,000 paid to the Chief Executive Officer and certain executive officers unless specified criteria are satisfied. The HRCC reviews and considers the deductibility of executive compensation under Section 162(m), and has generally designed the Company’s compensation program in a manner that permits compensation to be deductible. However, grants of restricted stock, when and if those grants vest for tax purposes, may create compensation for the grantee that is subject to the limitations on deductibility under Section 162(m). The HRCC may award non-deductible compensation when it believes such action would be in the best interests of the Company.

Report of the Human Resources and Compensation Committee

The HRCC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the HRCC recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Human Resources and Compensation Committee

Marsha M. Everton, Chair
Shirley A. Dawe
Todd C. McCarty

Risk Considerations in our Compensation Policies

The HRCC performs an annual risk assessment on the Company’s compensation policies and plans. This risk assessment process includes a review of plan design and performance measures. Incentive compensation targets are reviewed annually and adjusted as necessary to align with the individual goals for executive officers.

The HRCC has determined that the Company’s compensation program does not encourage excessive and unnecessary risk-taking. The Company designs the individual components of its compensation programs to encourage appropriate risk-taking to maximize long-term business potential, while avoiding undue risk that does not align with short- and long-term shareholder objectives. This design encourages the Company’s managers to remain focused on both the short- and long-term operational and financial goals of the Company. The following factors mitigate risk with respect to compensation programs: approval of executive compensation by a committee of independent directors, performance-based long-term incentive awards aligned with shareholder interests, stock ownership guidelines and an incentive recoupment policy (described on page 30).

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
				Stock		Option	Incentive Plan	Compensation		All Other
Name and		Salary	Bonus	Awards		Awards	Compensation	Earnings		Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)		($)(4)	($)(5)	($)		($)(6)	($)

Byron L. Bergren,	2010	1,000,000	—	2,620,800	(7)	—	1,000,000	—		70,773	4,691,573
President and Chief	2009	1,000,000	—	794,829	(8)	—	920,000	—		75,908	2,790,737
Executive Officer	2008	1,000,000	—	1,286,600	(9)	—	—	—		248,605	2,535,205
Anthony J. Buccina,	2010	812,950	—	859,030	(10)	—	779,000	22,677		14,367	2,488,024
Vice Chairman,	2009	791,800	—	197,000	(11)	—	649,276	—	(12)	17,461	1,655,537
President —	2008	780,000	—	49,600		93,500	—	—	(13)	20,241	943,341
Merchandising
Stephen R. Byers,	2010	545,875	—	540,130	(14)	—	522,500	—		10,516	1,619,021
Vice Chairman —	2009	533,500	—	137,900	(15)	—	416,130	—		12,366	1,099,896
Stores, Visual,	2008	525,000	—	49,600		93,500	—	—		12,890	680,990
Construction, Distribution & Logistics, Loss Prevention
Keith E. Plowman,	2010	478,875	—	745,275	(16)	—	366,375	—		9,769	1,600,294
Executive Vice	2009	450,000	—	110,000		—	414,000	—		15,402	989,402
President, Chief	2008	438,750	—	34,720		74,800	—	—		10,948	559,218
Financial Officer and Principal Accounting Officer
Barbara J. Schrantz,	2010	395,875	—	1,235,595	(17)	—	190,000	—		7,925	1,829,395
Chief Operating	2009	383,500	—	55,000		—	314,470	—		6,538	759,508
Officer	2008	378,923	—	17,360		37,400	—	—		6,410	440,093

(1)	Actual base salary payments made in 2010, 2009 and 2008.

(2)	“Bonus” refers to non-performance-based guaranteed cash payments. There were no such payments made in 2010, 2009 and 2008. Other cash incentives were performance-based and are reflected under the column labeled “Non-Equity Incentive Plan Compensation.”

(3)	The amounts reported in this column reflect the aggregate grant date fair value of restricted stock share awards computed in accordance with ASC 718 for restricted stock granted in 2010, 2009 and 2008 to each named executive officer. The calculation of these amounts disregards any estimate of forfeitures related to time-based vesting conditions. The amounts do not reflect compensation actually received by the named executive officers. Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements included in our Form 10-K filed with the SEC on April 13, 2011.

(4)	The amounts reported in this column reflect the aggregate grant date fair value of option awards computed in accordance with ASC 718 for stock options granted in 2008 to each named executive officer. The calculation of these amounts disregards the estimated forfeitures related to time-based vesting conditions. The amounts do not reflect compensation actually received by the named executive officers. Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements included in our Form 10-K filed with the SEC on April 13, 2011.

(5)	The amounts reported in this column reflect the annual performance-based bonus awards to the named executive officers under the Company’s Cash Bonus Plan, which is discussed on page 26 of the Compensation Discussion and Analysis under the heading “Performance-Based Annual Incentive Compensation.”

(6)	The compensation reflected in the “All Other Compensation” column for each of the named executive officers for 2010 includes the following:

		Supplemental	Insurance	Tax Gross-Up of	Life	401(k) Plan
	Automobile	Medical	Consultation	Certain	Insurance	Company
Name	Usage ($)	Benefits ($)	Expenses ($)	Perquisites ($)	Premiums ($)	Match ($)	Total($)

Byron L. Bergren	24,596	8,000	9,150	7,248	16,634	5,145	70,773

Anthony J. Buccina	—	—	—	—	8,487	5,880	14,367

Stephen R. Byers	—	—	—	—	5,371	5,145	10,516

Keith E. Plowman	1,550	575	—	—	2,499	5,145	9,769

Barbara J. Schrantz	—	—	—	—	2,045	5,880	7,925

(7)	The grant date fair value of 2010 time-based restricted stock awarded to Mr. Bergren was $1,750,000. The grant date fair value of 2010 performance-based restricted stock awarded to Mr. Bergren was $870,800, computed based upon an assessment, as of the grant date, that it was probable that 70% of the performance target would be met for the 2010 year. Based upon the achievement of 100% of the 2010 performance target, the actual grant date fair value to Mr. Bergren for 2010 performance-based restricted stock was $1,244,000. An additional 100,000 performance-based restricted shares were awarded to Mr. Bergren in 2010 but are excluded from the Summary Compensation Table as the award is contingent upon 2011 performance for which criteria was not established by the HRCC until March 2011.

(8)	The grant date fair value of 2009 time-based restricted stock awarded to Mr. Bergren was $284,000. The grant date fair value of 2009 performance-based restricted stock awarded to Mr. Bergren was $510,829, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the 2009 year. Based upon the achievement of 90% of the 2009 performance target, the actual grant date fair value to Mr. Bergren for 2009 performance-based restricted stock was $459,747.

(9)	The grant date fair value of 2008 performance-based restricted stock awarded to Mr. Bergren was $1,286,600, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the 2008 year. Based upon 2008 performance, the actual grant date fair value to Mr. Bergren for 2008 performance-based restricted stock was zero.

(10)	The grant date fair value of 2010 time-based restricted stock awarded to Mr. Buccina was $313,800. The grant date fair value of 2010 performance-based restricted stock awarded to Mr. Buccina was $545,230, computed based upon an assessment, as of the grant date, that it was probable that 70% of the performance target would be met for the 2010 year. Based upon the achievement of 100% of the 2010 performance target, the actual grant date fair value to Mr. Buccina for 2010 performance-based restricted stock was $778,900. The grant date fair value of 2010 performance-based restricted stock includes 50,000 performance-based restricted shares awarded to Mr. Buccina in 2009 that were excluded from the Summary Compensation Table in 2009 as the award was contingent upon 2010 performance for which criteria was not established by the HRCC until March 2010. See footnote 11 below.

(11)	The grant date fair value of 2009 time-based restricted stock awarded to Mr. Buccina was $135,000. The grant date fair value of 2009 performance-based restricted stock awarded to Mr. Buccina was $62,000, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the 2009 year. Based upon the achievement of 90% of the 2009 performance target, the actual grant date fair value to Mr. Buccina for 2009 performance-based restricted stock was $55,800. An additional 50,000 performance-based restricted shares were awarded to Mr. Buccina in 2009 but are excluded from the Summary Compensation Table as the award is contingent upon 2010 performance for which criteria was not established by the HRCC until March 2010.

(12)	The actuarial valuation of the change during 2009 in Mr. Buccina’s benefits under the Carson’s Pension Plan and the Carson’s SERP was a net decrease of $2,898,985. The Company terminated the Carson’s SERP in 2008. Mr. Buccina received a payment of $2,931,821 for his accumulated benefits in the first quarter of 2009, reducing his accumulated benefits under the Carson’s SERP to zero. The actuarial valuation of the change during 2009 in Mr. Buccina’s benefits under the Carson’s Pension Plan was an increase of $32,836.

(13)	The actuarial valuation of the change during 2008 in Mr. Buccina’s benefits under the Carson’s Pension Plan and the Carson’s SERP was a decrease of $62,393.

(14)	The grant date fair value of 2010 time-based restricted stock awarded to Mr. Byers was $180,435. The grant date fair value of 2010 performance-based restricted stock awarded to Mr. Byers was $359,695, computed based upon an assessment, as of the grant date, that it was probable that 70% of the performance target would be met for the 2010 year. Based upon the achievement of 100% of the 2010 performance target, the actual grant date fair value to Mr. Byers for 2010 performance-based restricted stock was $513,850. The grant date fair value of 2010 performance-based restricted stock includes 35,000 performance-based restricted shares awarded to Mr. Byers in 2009 that were excluded from the Summary Compensation Table in 2009 as the award was contingent upon 2010 performance for which criteria was not established by the HRCC until March 2010. See footnote 15 below.

(15)	The grant date fair value of 2009 time-based restricted stock awarded to Mr. Byers was $94,500. The grant date fair value of 2009 performance-based restricted stock awarded to Mr. Byers was $43,400, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the 2009 year. Based upon the achievement of 90% of the 2009 performance target, the actual grant date fair value to Mr. Byers for 2009 performance-based restricted stock was $39,060. An additional 35,000 performance-based restricted shares were awarded to Mr. Byers in 2009 but are excluded from the Summary Compensation Table as the award is contingent upon 2010 performance for which criteria was not established by the HRCC until March 2010.

(16)	The grant date fair value of 2010 time-based restricted stock awarded to Mr. Plowman was $470,700. The grant date fair value of 2010 performance-based restricted stock awarded to Mr. Plowman was $274,575, computed based upon an assessment, as of the grant date, that it was probable that 70% of the performance target would be met for the 2010 year. Based upon the achievement of 100% of the 2010 performance target, the actual grant date fair value to Mr. Plowman for 2010 performance-based restricted stock was $392,250.

(17)	The grant date fair value of 2010 time-based restricted stock awarded to Ms. Schrantz was $1,070,850. The grant date fair value of 2010 performance-based restricted stock awarded to Ms. Schrantz was $164,745, computed based upon an assessment, as of the grant date, that it was probable that 70% of the performance target would be met for the 2010 year. Based upon the achievement of 100% of the 2010 performance target, the actual grant date fair value to Ms. Schrantz for 2010 performance-based restricted stock was $235,350.

Grants of Plan-Based Awards

Stock options and awards of restricted stock generally vest over a number of years. Any vested options are usually forfeited 90 days after termination of the recipient’s employment, and any unvested shares of restricted stock and unvested options are usually forfeited upon termination of employment.

The table below provides information regarding grants of options and awards of restricted stock made during 2010 to the named executive officers under the Company’s Stock Incentive Plan.

									All		Grant
									Other		Date
								All	Option		Fair
					Estimated Possible			Other	Awards;	Exercise	Value of
		Estimated Possible			Payouts Under			Stock	Number of	or Base	Stock
		Payouts Under Non-Equity			Equity Incentive			Awards;	Securities	Price of	and
		Incentive Plan Awards(1)			Plan Awards(2)			Number of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target		Shares of Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)		Units (#)(3)	(#)(4)	($/share)	($)(5)

Byron L. Bergren	N/A	500,000	1,000,000	2,000,000	—	—		—	—	—	—
	1/31/10	—	—	—	50,000	100,000	(6)	—	—	—	870,800
	1/31/10	—	—	—	—	—		200,000	—	—	1,750,000
Anthony J. Buccina	N/A	410,000	820,000	1,640,000	—	—		—	—	—	—
	2/2/09	—	—	—	25,000	50,000	(7)	—	—	—	435,400
	4/12/10	—	—	—	5,000	10,000	(8)	—	—	—	109,830
	4/12/10	—	—	—	—	—		20,000	—	—	313,800
Stephen R. Byers	N/A	275,000	550,000	1,100,000	—	—		—	—	—	—
	2/2/09	—	—	—	17,500	35,000	(9)	—	—	—	304,780
	4/12/10	—	—	—	2,500	5,000	(10)	—	—	—	54,915
	4/12/10	—	—	—	—	—		11,500	—	—	180,435
Keith E. Plowman	N/A	183,200	366,400	732,800	—	—		—	—	—	—
	4/12/10	—	—	—	12,500	25,000	(11)	—	—	—	274,575
	4/12/10	—	—	—	—	—		30,000	—	—	470,700
Barbara J. Schrantz	N/A	100,000	200,000	400,000	—	—		—	—	—	—
	4/12/10	—	—	—	7,500	15,000	(12)	—	—	—	164,745
	4/12/10	—	—	—	—	—		15,000	—	—	235,350
	1/28/11	—	—	—	—	—		75,000	—	—	835,500

(1)	Represents the range of cash payouts targeted for 2010 performance under the Cash Bonus Plan described in the Compensation Discussion and Analysis on page 26 under the heading “Performance-Based Annual Incentive Compensation.” The amounts shown in the “Threshold” column reflect the minimum payout opportunity if threshold performance was achieved. If performance thresholds are not met, it is possible to have no payout under the Cash Bonus Plan. Actual payout amounts for 2010 performance are included under “Non-Equity Incentive Compensation” in the Summary Compensation Table.

(2)	Represents the range of performance-based restricted share payouts targeted for 2010 performance. These performance-based restricted shares are earned based on the achievement of goals for 2010 established by the HRCC. If performance thresholds are not met, it is possible to have no payout of these performance-based restricted shares. Dividends are not paid on performance-based restricted shares until such shares are vested. Because 100% of the performance target for 2010 was met, 100% of the target performance-based restricted shares were actually earned.

(3)	Represents awards of restricted shares made under the Stock Incentive Plan. Information regarding the vesting schedules of these awards is included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table on page 37. Dividends are generally paid on unvested restricted shares when dividends are paid on Company common stock. Restricted shares will vest on an accelerated basis upon the executive’s termination of employment under certain circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards is included under the heading “Potential Payments upon Termination or Change in Control.”

(4)	Represents options issued under the Stock Incentive Plan, of which there were none in 2010.

(5)	Represents the grant date fair value of each equity award computed in accordance with ASC 718. The dollar value of restricted shares shown represents the grant date fair value calculated as the fair market value of our common stock on the respective grant dates. The dollar value of performance-based restricted shares awarded is computed based upon an assessment, as of the grant date, that it was probable 70% of the performance target would be met for the 2010 year. Because 100% of the performance target for 2010 was met, 100% of the 2010 target performance-based restricted shares were actually earned. Reference footnotes 7, 10, 14, 16 and 17 to the Summary Compensation Table.

(6)	Represents the target award of the first tranche of two equal tranches of performance-based restricted shares granted to Mr. Bergren on January 31, 2010. The performance goals for the first tranche were established by the HRCC on March 16, 2010. The performance goals for the second tranche were not established by the HRCC until March 15, 2011. The second tranche is not reflected in this table because, for purposes of ASC 718 accounting, performance-based restricted shares are not considered to be “granted” until the respective performance goals have been established.

(7)	Represents the target award of the second tranche of two equal tranches of performance-based restricted shares granted to Mr. Buccina on February 2, 2009. The performance goals for the second tranche were established by the HRCC on March 16, 2010.

(8)	Represents the target award of performance-based restricted shares granted to Mr. Buccina on April 12, 2010. The performance goals were established by the HRCC on March 16, 2010.

(9)	Represents the target award of the second tranche of two equal tranches of performance-based restricted shares granted to Mr. Byers on February 2, 2009. The performance goals for the second tranche were established by the HRCC on March 16, 2010.

(10)	Represents the target award of performance-based restricted shares granted to Mr. Byers on April 12, 2010. The performance goals were established by the HRCC on March 16, 2010.

(11)	Represents the target award of performance-based restricted shares granted to Mr. Plowman on April 12, 2010. The performance goals were established by the HRCC on March 16, 2010.

(12)	Represents the target award of performance-based restricted shares granted to Ms. Schrantz on April 12, 2010. The performance goals were established by the HRCC on March 16, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
										Awards:		Market
										Number		or Payout
				Equity					Market	of		Value of
				Incentive					Value of	Unearned		Unearned
				Plan					Shares	Shares,		Shares,
				Awards:			Number of		or	Units or		Units or
				Number of			Shares or		Units of	Other		Other
	Number of	Number of		Securities			Units of		Stock	Rights		Rights
	Securities	Securities		Underlying			Stock		That	That		That
	Underlying	Underlying		Unexercised	Option		That		Have	Have		Have
	Unexercised	Unexercised		Unearned	Exercise	Option	Have Not		Not	Not		Not
	Options -	Options -		Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(1)

Byron L. Bergren	125,000	—		—	13.05	8/23/2014	—		—	—		—
	95,000	—		—	20.44	7/6/2012	—		—	—		—
	—	—		—	—	—	100,000	(2)	1,114,000	—		—
	—	—		—	—	—	200,000	(3)	2,228,000	—		—
	—	—		—	—	—	—		—	100,000	(4)	1,114,000
Anthony J. Buccina	96,000	—		—	27.15	5/31/2013	—		—	—		—
	11,019	—		—	55.85	3/26/2014	—		—	—		—
	—	50,000	(5)	—	4.96	3/17/2015	—		—	—		—
	—	—		—	—	—	10,000	(6)	111,400	—		—
	—	—		—	—	—	100,000	(7)	1,114,000	—		—
	—	—		—	—	—	10,000	(8)	111,400	—		—
	—	—		—	—	—	10,000	(9)	111,400	—		—
Stephen R. Byers	15,000	—		—	31.84	4/2/2013	—		—	—		—
	21,500	—		—	29.90	10/1/2013	—		—	—		—
	11,019	—		—	55.85	3/26/2014	—		—	—		—
	—	50,000	(5)	—	4.96	3/17/2015	—		—	—		—
	—	—		—	—	—	10,000	(6)	111,400	—		—
	—	—		—	—	—	70,000	(7)	779,800	—		—
	—	—		—	—	—	6,500	(8)	72,410	—		—
	—	—		—	—	—	5,000	(9)	55,700	—		—
Keith E. Plowman	10,000	—		—	17.91	5/26/2012	—		—	—		—
	11,019	—		—	55.85	3/26/2014	—		—	—		—
	—	40,000	(5)	—	4.96	3/17/2015	—		—	—		—
	—	—		—	—	—	7,000	(6)	77,980	—		—
	—	—		—	—	—	50,000	(10)	557,000	—		—
	—	—		—	—	—	5,000	(8)	55,700	—		—
	—	—		—	—	—	25,000	(9)	278,500	—		—
Barbara J. Schrantz	10,000	—		—	19.97	9/11/2012	—		—	—		—
	4,452	—		—	51.83	4/26/2014	—		—	—		—
	15,000	—		—	12.90	11/26/2014	—		—	—		—
	—	20,000	(5)	—	4.96	3/17/2015	—		—	—		—
	—	—		—	—	—	3,500	(6)	38,990	—		—
	—	—		—	—	—	25,000	(10)	278,500	—		—
	—	—		—	—	—	15,000	(9)	167,100	—		—
	—	—		—	—	—	75,000	(11)	835,500	—		—

(1)	Market values reflect the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 (the last business day of the fiscal year), which was $11.14 per share.

(2)	Restricted shares vested 100% on February 1, 2011.

(3)	Restricted shares vest 100% on February 5, 2012.

(4)	These performance-based shares vest based on fiscal 2011 performance criteria established by the HRCC.

(5)	Stock options vested 100% on March 17, 2011.

(6)	Restricted shares vested 100% on March 17, 2011.

(7)	Restricted shares vested 100% on April 30, 2011.

(8)	Restricted shares vested 100% on April 12, 2011.

(9)	Restricted shares vest 100% on April 12, 2013.

(10)	Restricted shares vest 100% on April 27, 2012.

(11)	Restricted shares vest 25,000 each on February 3, 2014, February 2, 2015 and February 1, 2016.

Pension Benefits

The Pension Benefits Table below shows the actuarial present value of accumulated benefits payable to each of our named executive officers and the number of years credited to each named executive officer under the Carson’s Pension Plan, in which only Mr. Buccina is a participant.

The present value set forth has been calculated for Mr. Buccina assuming he will remain in service until normal retirement age as defined under the Carson’s Pension Plan. The assumptions set forth in Note 8 to our audited financial statements included in our Form 10-K filed with the SEC on April 13, 2011 were used to calculate the numbers below and are incorporated by reference.

Present Value of
		Number of Years		Accumulated Benefit	Payments During
Name	Plan Name	Credited Service		($)	Last Fiscal Year ($)

Byron L. Bergren	—	—		—	—
Anthony J. Buccina	Carson’s Pension Plan	13	(1)	254,146	—
Stephen R. Byers	—	—		—	—
Keith E. Plowman	—	—		—	—
Barbara J. Schrantz	—	—		—	—

(1)	Although Mr. Buccina has 18 years of actual service, he is credited with only 13 years of service under the terms of the Carson’s Pension Plan as all future benefit accruals were frozen in May 2006.

Description of Plan Named in Pension Benefits Table

In connection with the acquisition of Carson’s in March 2006, the Company assumed the Carson’s Pension Plan. The Carson’s Pension Plan is a qualified defined-benefit cash-balance plan in which the only named executive officer who participates is Anthony J. Buccina. The Carson’s Pension Plan was frozen to new participants in 2002 and all future benefit accruals were frozen in May 2006. The Carson’s Pension Plan was amended in 2007 in compliance with the Pension Protection Act of 2006.

Requirements for Retirement Benefits

Normal Retirement:  Employees who terminate employment with three or more years of service and have attained age 65 qualify for normal retirement. Payment of the full benefit commences as soon as practicable following termination. Mr. Buccina is not currently eligible for normal retirement under the Carson’s Pension Plan.

Early Retirement:  Employees who have completed three or more years of service and are age 55 or older upon termination are eligible for early retirement. In addition, employees who participated in Carson’s previous plan, which was merged into the Carson’s Pension Plan, are eligible for early retirement after 30 years of service. Payment of pension benefits will commence at age 65, unless the employee elects to begin such payments earlier in which case the pension benefit amount may be reduced. Mr. Buccina is currently eligible for early retirement under the Carson’s Pension Plan.

Termination Other than Normal Retirement or Early Retirement: Employees who terminate employment with three or more years of service prior to attaining age 55 qualify to receive a deferred vested pension. Payment of deferred vested pension benefits will commence at age 65, unless the employee elects to begin such payments earlier in which case the deferred vested pension benefit amount may be reduced. Mr. Buccina is currently eligible for deferred vested pension benefits under the Carson’s Pension Plan.

Form of Payment

For an unmarried employee, the normal form of payment is a life annuity. For a married employee, the normal form of payment is a qualified joint and surviving spouse annuity; however, the married employee may elect to receive payment in the form of a single life annuity. Any employee may elect to receive pension benefits in the form of an actuarially equivalent life annuity, joint and survivor annuity, life annuity with ten years guaranteed, ten-year annuity with specified monthly payments, or, under certain circumstances, a lump sum.

Calculation of Benefits

Effective May 1, 2002, the Carson’s Pension Plan was amended and restated to convert the plan’s benefit formula to a cash-balance design. Under this design, the pension benefit is expressed as a cash-balance account. Employees with accrued pension benefits as of April 30, 2002, including Mr. Buccina, are considered continued participants under the current Carson’s Pension Plan.

Effective May 20, 2006, future accruals in the Carson’s Pension Plan were eliminated. Generally, the lump sum benefit payable under the Plan is the cash balance account value as of that date, with annual interest credits at the greater of 4.75% or the yield on 3-year U.S. Treasury constant maturities as of the last day of the prior calendar year. However, the lump sum benefit is not less than the lump sum value of benefits accrued under prior Plan formulas as of May 20, 2006.

Option Exercises and Stock Vested During 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)(1)

Byron L. Bergren	—	—	120,648	1,098,897
	—	—	100,000	1,114,000	(2)
Anthony J. Buccina	—	—	2,865	36,156
	—	—	60,000	668,400	(2)
Stephen R. Byers	—	—	2,865	36,156
	—	—	40,000	445,600	(2)
Keith E. Plowman	—	—	2,865	36,156
	—	—	25,000	278,500	(2)
Barbara J. Schrantz	—	—	6,158	92,318
	—	—	15,000	167,100	(2)

(1)	Value reflects the closing price of the Company’s common stock on the NASDAQ Stock Market on the respective vesting date of the restricted stock awards.

(2)	2010 performance-based restricted stock awards vested January 29, 2011 as determined by the HRCC on March 8, 2011.

Summary of Employment Agreements with Named Executive Officers

Byron L. Bergren, President and Chief Executive Officer

Mr. Bergren’s employment agreement with the Company was entered into on August 24, 2004 (the “2004 Agreement”) and amended on May 1, 2005; May 23, 2006; July 19, 2007; March 18, 2009 and January 21, 2011. Mr. Bergren’s employment agreement, as amended, provides for a minimum annual base salary of $1,000,000 and a bonus in accordance with the Cash Bonus Plan. In January 2011, the Company entered into an amendment of Mr. Bergren’s employment agreement providing that he will serve as President and Chief Executive Officer through February 5, 2012. The term of the agreement will extend automatically from year to year thereafter unless either party elects not to renew the agreement. If Mr. Bergren elects not to renew, the Board has agreed to nominate Mr. Bergren as a member of the Board of Directors to serve until the annual meeting that is at least one year after expiration of the agreement. If the Company elects not to renew the agreement, the Board has agreed to nominate Mr. Bergren as a member of the Board of Directors and to effect his appointment as the non-executive Chairman of the Board to serve until the annual meeting that is at least one year after expiration of the agreement.

Pursuant to the July 19, 2007 amendment to his employment agreement, Mr. Bergren was granted the following long-term incentive compensation awards:

•	41,297 time-based restricted shares of the Company’s common stock which had an aggregate value of $1,350,000 as of July 19, 2007. Fifteen percent (6,195 shares) vested on February 2, 2008, thirty-five percent (14,454 shares) vested on January 31, 2009 and fifty percent (20,648 shares) vested on February 5, 2010.

•	41,297 performance-based restricted shares with a value of $1,350,000 as of July 19, 2007. One hundred percent of these restricted shares were forfeited based upon the failure to achieve the net income performance targets for 2007 and 2008.

•	365,854 performance-based restricted shares with a value of $2,700,000 as of February 4, 2008. One-half of these restricted shares were forfeited based upon the failure to achieve the performance targets for 2008. Ninety percent of the remaining 182,927 performance-based restricted shares (164,634 shares) vested based upon the achievement of performance targets for 2009.

Pursuant to the March 18, 2009 amendment to his employment agreement, Mr. Bergren was granted the following long-term incentive awards:

•	200,000 time-based restricted shares of the Company’s common stock which had an aggregate value of $354,000 as of March 25, 2009. Fifty percent (100,000 shares) vested on February 1, 2010, and the remainder (100,000 shares) vested on February 1, 2011.

•	200,000 performance-based restricted shares with a value of $354,000 as of March 25, 2009. Ninety percent of these performance-based restricted shares (180,000 shares) vested based upon the achievement of performance targets for 2009.

This amendment also provided that Mr. Bergren receive two grants of shares of restricted stock in fiscal year 2010:

•	200,000 time-based restricted shares of the Company’s common stock that vest one hundred percent on February 5, 2012.

•	200,000 performance-based restricted shares of the Company’s common stock that vest based on the achievement of performance goals, 100,000 of which were subject to vesting based on achievement of Company performance goals for 2010 and 100,000 of which are subject to vesting based on achievement of Company performance goals for 2011. One-hundred percent of the 2010 performance-based restricted shares (100,000 shares) vested based upon the achievement of performance targets for 2010.

In the event that Mr. Bergren is discharged without cause or resigns for good reason prior to February 5, 2012, the 2010 grant of performance-based restricted shares based upon Company performance for 2011 granted to Mr. Bergren shall become vested, and the underlying shares shall be delivered, to the same extent as would have applied had Mr. Bergren remained employed through the date the determination of vesting for these shares would otherwise have been. In addition, Mr. Bergren will be entitled to receive severance pay for a period of two years following termination of his employment payable in installments over such period. Mr. Bergren will also receive the bonus that would have been earned if Mr. Bergren had completed the fiscal year in which termination of employment occurs. The vesting of restricted stock and the payment of severance benefits are contingent on Mr. Bergren executing a general release consistent with certain terms of his employment agreement.

If Mr. Bergren is discharged without cause during the term of his employment agreement following a “Change in Control” (as defined in the employment agreement) or resigns from the Company with or without good reason during the term of his employment agreement after the expiration of three months following a Change in Control, Mr. Bergren will receive a payment equal to the lesser of 2.99 times his base salary (at the salary level immediately preceding the Change in Control plus his average bonus for the three immediately preceding fiscal years) or, if applicable, the “280G Permitted Payment” (as defined in the 2004 Agreement). The Change in Control severance payment is contingent on Mr. Bergren signing and not timely revoking a general release of claims.

For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Bergren may be entitled upon certain termination events and/or a Change in Control, see “Potential Payments Upon Termination or Change in Control” on page 45.

Mr. Bergren’s employment agreement contains a non-competition clause that, during Mr. Bergren’s employment and for a period of one year after termination of his employment, prohibits Mr. Bergren from engaging in or being financially interested in the retail department stores business of any competitor of the Company identified in the employment agreement. Mr. Bergren’s employment agreement also contains confidentiality provisions relating to the Company’s confidential information.

Anthony J. Buccina, Vice Chairman, President — Merchandising

On January 23, 2009, the Company entered into an employment agreement (the “Buccina Employment Agreement”), Restricted Stock Agreement and Restricted Stock Agreement — Performance Shares with Mr. Buccina. The Buccina Employment Agreement was amended by Amendment No. 1 to Employment Agreement dated April 12, 2011 (the “Amendment No. 1”).

The Buccina Employment Agreement follows an employment agreement dated June 1, 2006 that expired January 31, 2009. The Buccina Employment Agreement provides that the term runs for a period of one year and shall renew for successive periods of one year unless either the Company or Mr. Buccina elects not to renew the Employment Agreement. The Employment Agreement automatically renewed for an additional one-year term to April 30, 2012. Amendment No. 1 continues the provision of the Employment Agreement that provides that the term shall be for one year and shall renew for successive one-year terms beginning May 1st of each year, unless terminated pursuant to the terms of the Employment Agreement.

Mr. Buccina’s initial base salary under the Buccina Employment Agreement was $791,800 per year. This base salary is subject to review during the term of the Buccina Employment Agreement and may be increased in the sole discretion of the Company, upon approval of the HRCC.

The Buccina Employment Agreement provides that Mr. Buccina is eligible for a bonus under the Cash Bonus Plan under the following parameters: a target bonus of 100% of base salary in effect on the last day of the relevant fiscal year, with threshold and maximum bonuses as determined by the HRCC. The performance measures to be utilized, and the weighting of these performance measures, will be determined by the HRCC consistent with its determinations for other senior executives under the Cash Bonus Plan.

The Buccina Employment Agreement provided that Mr. Buccina receive a grant of 100,000 restricted shares of the Company’s common stock pursuant to the terms of the Company’s Stock Incentive Plan. Such grant was awarded on February 2, 2009 and such restricted shares vested on April 30, 2011. In addition, Mr. Buccina received, as performance-based compensation, a grant of 50,000 restricted shares of the Company’s common stock for each of 2009 and 2010. The metrics for earning such performance-based shares were determined each year by the HRCC. The terms of the grants are set forth in the Restricted Stock Agreements. Ninety percent of the 2009 performance-based restricted shares (45,000 shares) vested based upon the achievement of performance targets for 2009. One-hundred percent of the 2010 performance-based restricted shares (50,000 shares) vested based upon the achievement of performance targets for 2010.

On April 12, 2010, Mr. Buccina was awarded a grant of 20,000 shares of time-based restricted shares, 10,000 of which vested on April 12, 2011 and 10,000 of which vest on April 12, 2013. In addition, Mr. Buccina received, as performance-based compensation, a grant of 10,000 restricted shares subject to vesting on the basis of the achievement of certain performance goals established for the Company’s 2010 fiscal year. One-hundred percent of the 2010 performance-based restricted shares (10,000 shares) vested based upon the achievement of performance targets for 2010.

In the event of discharge without cause or resignation for good reason during the term of the Buccina Employment Agreement or if the Company has not offered to renew the Buccina Employment Agreement at any time prior to February 1, 2014, Mr. Buccina will be entitled to receive severance pay equal to the greater of his base pay for the remaining contract term or two times his base salary, payable in a lump sum as soon as practicable following the six month anniversary of the termination of Mr. Buccina’s employment. The severance payment is contingent on Mr. Buccina signing and not timely revoking a general release of claims.

Upon a “Change in Control” (as defined in the Buccina Employment Agreement), (1) stock options and restricted shares held by Mr. Buccina shall vest and (2) Mr. Buccina is prohibited from resigning for good reason for a period of six months following the Change in Control. If following a Change in Control he is discharged without cause or resigns for good reason within two years of the Change in Control, Mr. Buccina will receive a severance payment equal to two times his average base pay for the most recently completed three years plus two times the average bonus paid to him for the most recently completed three years, or, if applicable, the “280G Permitted Payment” (as such term is defined in the Buccina Employment Agreement). The Change in Control severance payment is contingent on Mr. Buccina signing and not timely revoking a general release of claims.

For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Buccina may be entitled upon certain events and/or a Change in Control, see “Potential Payments Upon Termination or Change in Control” on page 45.

The Buccina Employment Agreement contains a non-competition clause that, during Mr. Buccina’s employment and for a period equal to one-half of the period for which he receives severance payments after termination of his employment, prohibits Mr. Buccina from engaging in or being financially interested in the retail department stores business of any competitor of the Company named in the Buccina Employment Agreement. The Buccina Employment Agreement also contains confidentiality provisions relating to the Company’s confidential information.

Stephen R. Byers, Vice Chairman — Stores, Visual, Construction, Distribution & Logistics and Loss Prevention

On January 23, 2009, the Company entered into an employment agreement (the “Byers Employment Agreement”), Restricted Stock Agreement and Restricted Stock Agreement — Performance Shares with Stephen R. Byers. In January 2011, the Company elected not to renew the employment agreement of Mr. Byers upon its expiration on April 30, 2011. As of the preparation of this proxy statement, the Company was negotiating a new employment agreement with Mr. Byers to provide for his continued employment with the Company after April 30, 2011.

The Byers Employment Agreement follows an employment agreement dated June 28, 2006, as amended by the first amendment to the employment agreement dated December 20, 2006, which expired January 31, 2009. The Byers Employment Agreement was effective as of February 1, 2009 and, pursuant to the Company’s January 2011 election not to renew, terminated on April 30, 2011.

Mr. Byers’s initial base salary under the Byers Employment Agreement was $533,500 per year.

The Byers Employment Agreement provided that Mr. Byers was eligible for a bonus under the Cash Bonus Plan under the following parameters: a target bonus of 100% of base salary in effect on the last day of the relevant fiscal year, with threshold and maximum bonuses as determined by the HRCC. The performance measures to be utilized and the weighting of these performance measures are determined by the HRCC consistent with its determinations for other senior executives under the Cash Bonus Plan.

The Byers Employment Agreement provided that Mr. Byers receive a grant of 70,000 restricted shares of the Company’s common stock pursuant to the terms of the Company’s Stock Incentive Plan. Such grant was awarded on February 2, 2009 and such restricted shares vested on April 30, 2011. In addition, Mr. Byers received, as performance-based compensation, a grant of 35,000 restricted shares of the Company’s common stock for each of 2009 and 2010. The metrics for earning such performance-based shares were determined each year by the HRCC. The terms of the grants are set forth in the Restricted Stock Agreements. Ninety percent of the 2009 performance-based restricted shares (31,500 shares) vested based upon the achievement of performance targets for 2009. One-hundred percent of the 2010 performance-based restricted shares (35,000 shares) vested based upon the achievement of performance targets for 2010.

On April 12, 2010, Mr. Byers was awarded a grant of 11,500 shares of time-based restricted shares, 6,500 of which vested on April 12, 2011 and 5,000 of which vest on April 12, 2013. In addition, Mr. Byers received, as performance-based compensation, a grant of 5,000 restricted shares subject to vesting on the basis of the achievement of certain performance goals established for the Company’s 2010 fiscal year. One-hundred percent of the 2010 performance-based restricted shares (5,000 shares) vested based upon the achievement of performance targets for 2010.

In the event of discharge without cause or resignation for good reason during the initial term of the Byers Employment Agreement, Mr. Byers would have been entitled to receive severance pay equal to the greater of his base pay for the remaining contract term or two times his base salary, payable in a lump sum as soon as practicable following the six month anniversary of the termination of Mr. Byers’s employment. The severance payment was contingent on Mr. Byers signing and not timely revoking a general release of claims.

Upon a “Change in Control” (as defined in the Byers Employment Agreement), (1) the vesting of stock options and restricted shares held by Mr. Byers is governed by the terms of such stock option or restricted share grants and (2) Mr. Byers is prohibited from resigning for good reason for a period of six months following the Change in Control. If following a Change in Control he is discharged without cause or resigns for good reason within two years of the Change in Control, Mr. Byers will receive a severance payment equal to two times his average base pay for the most recently completed three years plus two times the average bonus paid to him for the most recently completed three years, or, if applicable, the “280G Permitted Payment” (as such term is defined in the Byers Employment Agreement). The Change in Control severance payment is contingent on Mr. Byers signing and not timely revoking a general release of claims.

For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Byers may be entitled upon certain events and/or a Change in Control, see “Potential Payments Upon Termination or Change in Control” on page 45.

The Byers Employment Agreement contains a non-competition clause that, during Mr. Byers’s employment and for a period equal to one-half of the period for which he receives severance payments after termination of his employment, prohibits Mr. Byers from engaging in or being financially interested in the retail department stores business of any competitor of the Company named in the Byers Employment Agreement. The Byers Employment Agreement also contains confidentiality provisions relating to the Company’s confidential information.

Barbara J. Schrantz, Chief Operating Officer

On January 30, 2011, the Company entered into an employment agreement (the “Schrantz Employment Agreement”), a Restricted Stock Agreement and a Restricted Stock Agreement — Performance Shares with Barbara J. Schrantz. The Schrantz Employment Agreement was effective as of January 30, 2011 and will terminate on January 28, 2012, unless sooner terminated in accordance with the terms thereof. Unless terminated, the Schrantz Employment Agreement shall renew for successive one-year terms beginning on the first day of the Company’s fiscal year.

Ms. Schrantz’s initial base salary under the Schrantz Employment Agreement is $480,000 per year. This base salary is subject to review during the term of the Schrantz Employment Agreement and may be increased in the sole discretion of the Company, upon approval of the HRCC.

The Schrantz Employment Agreement provides that Ms. Schrantz is eligible for a bonus under the Cash Bonus Plan under the following parameters: a target bonus of 75% of base salary in effect on the last day of the relevant fiscal year, with threshold and maximum bonuses as determined by the HRCC. The performance measures to be utilized and the weighting of these performance measures will be determined by the HRCC consistent with its determinations for other senior executives under the Cash Bonus Plan.

In connection with Ms. Schrantz’s promotion to the position of Chief Operating Officer, Ms. Schrantz received on January 28, 2011, a grant of 75,000 restricted shares of the Company’s common stock pursuant to the terms of the Company’s 2009 Omnibus Incentive Plan. Such restricted shares vest, subject to prescribed conditions, as follows: 25,000 shares on February 3, 2014, 25,000 shares on February 2, 2015, and 25,000 shares on February 1, 2016. In addition, Ms. Schrantz received, as performance-based compensation, a grant of 150,000 restricted shares of the Company’s common stock subject to vesting as follows: 50,000 shares subject to vesting on the basis of achievement of performance goals for fiscal year 2011, 50,000 shares subject to vesting on the basis of achievement of performance goals for fiscal year 2012, and 50,000 shares subject to vesting on the basis of achievement of performance goals for fiscal year 2013. The performance goals for earning such performance-based shares shall be determined each year by the HRCC. The terms of the grants are set forth in the Restricted Stock Agreements.

In the event of discharge without cause or resignation for good reason during the initial term of the Schrantz Employment Agreement ending January 28, 2012, Ms. Schrantz will be entitled to receive severance pay equal to one and one-half times her base salary, payable in a lump sum as soon as practicable following the six month anniversary of the termination of Ms. Schrantz’s employment. In addition, if at any time prior to February 1, 2014 (i) the Company exercises its right not to renew the Schrantz Employment Agreement, (ii) the Company and Ms. Schrantz do not enter into a new employment agreement and (iii) thereafter Ms. Schrantz is discharged or resigns for good reason, Ms. Schrantz will be entitled to receive a severance payment equal to her base salary. All severance payments are contingent on Ms. Schrantz signing and not timely revoking a general release of claims.

Upon a “Change in Control” (as defined in the Schrantz Employment Agreement), the vesting of stock options and restricted shares held by Ms. Schrantz shall be governed by the terms of such stock option or restricted share grants and Ms. Schrantz may not resign for good reason for a period of six months following the Change in Control. If following a Change in Control she is discharged without cause or resigns for good reason within two years of the Change in Control, Ms. Schrantz will receive a severance payment equal to one and one-half times her average base pay for the most recently completed three years plus two times the average bonus paid to her for the most recently completed three years, or, if applicable, the “280G Permitted Payment” (as such term is defined in the Schrantz Employment Agreement). The Change in Control severance payment is contingent on Ms. Schrantz signing and not timely revoking a general release of claims.

For information regarding potential severance payments and accelerated vesting of equity awards to which Ms. Schrantz may be entitled upon certain events and/or a Change in Control, see “Potential Payments Upon Termination or Change in Control” below.

The Schrantz Employment Agreement contains a non-competition clause that, during Ms. Schrantz’s employment and for a period of nine months after termination of her employment, prohibits Ms. Schrantz from engaging in or being financially interested in the retail department stores business of any competitor of the Company named in the Schrantz Employment Agreement. The Schrantz Employment Agreement also contains confidentiality provisions relating to the Company’s confidential information.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require it to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company. The potential amount of compensation payable to each named executive officer in each situation is set forth in the tables below. The amounts shown in the tables assume that termination of the named executive officer and/or a change in control occurred on January 29, 2011. The actual amounts to be paid will depend on the circumstances and time of the termination or change in control.

Byron L. Bergren — President and Chief Executive Officer

			Involuntary
			Termination
		Voluntary	Without
		Termination	Cause or	Change in	Change in
		without	Resignation	Control	Control
Executive Benefits and	For Cause	Good	for Good	Without	with
Payments Upon Termination	Termination	Reason	Reason(1)	Termination	Termination(2)		Retirement	Disability	Death

Cash Severance	—	—	$2,000,000	—	$3,906,933	(3)	—	—	—
Pro-rated Non-Equity Incentive Compensation (Cash Bonus)(4)	—	$1,000,000	1,000,000	$1,000,000	1,000,000		$1,000,000	$1,000,000	$1,000,000
Value of Accelerated Options(5)	—	—	—	—	—		—	—	—
Value of Accelerated Restricted Stock(6)	—	—	3,342,000	4,456,000	4,456,000		—	4,456,000	4,456,000
Value of Performance RSUs(7)	—	225,685	225,685	225,685	225,685		225,685	225,685	225,685
Continuing Health and Welfare Benefits	—	—	13,167	—	47,402		—	—	—
Life Insurance	—	—	—	—	—		—	—	2,000,000

Total	—	$1,225,685	$6,580,852	$5,681,685	$9,636,020		$1,225,685	$5,681,685	$7,681,685

(1)	Payment requires the execution of a general release.

(2)	With regard to change in control, “termination” means either (i) Mr. Bergren is discharged without cause during the term of his employment agreement following the closing of the change in control transaction, or (ii) Mr. Bergren resigns for any reason after the expiration of three months following the change in control, including, without limitation, resignation by Mr. Bergren with or without “Good Reason.”

(3)	Pursuant to Mr. Bergren’s employment agreement, as amended, if the aggregate present value of the “parachute payments” determined under Section 280G exceeds three times his “base amount,” as defined in Section 280G, the payouts upon a change in control shall be reduced to be less than three times his base amount. This calculation did not require such reduction.

(4)	This calculation is subject to reduction by the HRCC, but assumes no such reduction.

(5)	The intrinsic value of unvested options subject to accelerated vesting, based on the difference between the exercise price of the options and the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 ($11.14 per share). There is no value reflected for accelerated options as the exercise price of options exceeded the closing price of the Company’s stock on January 28, 2011.

(6)	The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 ($11.14 per share).

(7)	Mr. Bergren’s RSUs for 2006 vested on February 3, 2007 without regard to acceleration and their vesting would not have been affected by Mr. Bergren’s termination or a change in control on January 29, 2011.

Anthony J. Buccina — Vice Chairman, President — Merchandising

			Involuntary
			Termination
		Voluntary	Without
		Termination	Cause or	Change in	Change in
		without	Resignation	Control	Control
Executive Benefits and Payments	For Cause	Good	for Good	Without	with
Upon Termination	Termination	Reason	Reason(1)	Termination	Termination(2)		Retirement	Disability	Death

Cash Severance	—	—	$1,640,000	—	$2,027,384	(3)	—	—	—
Pro-rated Non-Equity Incentive Compensation (Cash Bonus)(4)	—	$779,000	779,000	$779,000	779,000		$779,000	$779,000	$779,000
Value of Accelerated Options(5)	—	—	—	309,000	309,000		—	—	—
Value of Accelerated Restricted Stock(6)	—	—	1,114,000	1,448,200	1,448,200		—	1,448,200	1,448,200
Carson’s Pension Plan(7)	$254,146	254,146	254,146	—	254,146		254,146	254,146	254,146
Continuing Health and Welfare Benefits	—	—	31,601	—	31,601		—	—	—
Life Insurance	—	—	—	—	—		—	—	1,640,000

Total	$254,146	$1,033,146	$3,818,747	$2,536,200	$4,849,331		$1,033,146	$2,481,346	$4,121,346

(1)	Payment requires execution of a general release.

(2)	If, within six months following a change in control, Mr. Buccina leaves the Company for any reason other than termination without cause, he may not collect any additional benefits.

(3)	Pursuant to Mr. Buccina’s employment agreement, if the aggregate present value of the “parachute payments” determined under Section 280G exceeds three times his “base amount,” as defined in Section 280G, the payouts upon a change in control shall be reduced to be less than three times his base amount. This calculation did not require such reduction.

(4)	This calculation is subject to reduction by the HRCC, but assumes no such reduction.

(5)	The intrinsic value of unvested options subject to accelerated vesting, based on the difference between the exercise price of the options and the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 ($11.14 per share).

(6)	The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 ($11.14 per share).

(7)	The actuarial equivalent present value of the accrued benefit.

Stephen R. Byers — Vice Chairman — Stores, Visual, Construction, Distribution & Logistics, Loss Prevention

			Involuntary
			Termination
		Voluntary	Without
		Termination	Cause or	Change in	Change in
Executive Benefits		Without	Resignation	Control	Control
and Payments	For Cause	Good	for Good	Without	with
Upon Termination	Termination	Reason	Reason(1)	Termination	Termination(2)		Retirement	Disability	Death

Cash Severance	—	—	$1,100,000	—	$1,349,753	(3)	—	—	—
Pro-rated Non-Equity Incentive Compensation (Cash Bonus)(4)	—	$522,500	522,500	$522,500	522,500		$522,500	$522,500	$522,500
Value of Accelerated Options(5)	—	—	—	309,000	309,000		—	—	—
Value of Accelerated Restricted Stock(6)	—	—	779,800	1,019,310	1,019,310		—	1,019,310	1,019,310
Continuing Health and Welfare Benefits	—	—	31,986	—	31,986		—	—	—
Life Insurance	—	—	—	—	—		—	—	1,100,000

Total	—	$522,500	$2,434,286	$1,850,810	$3,232,549		$522,500	$1,541,810	$2,641,810

(1)	Payment requires execution of a general release.

(2)	If, within six months following a change in control, Mr. Byers leaves the Company for any reason other than termination without cause, he may not collect any additional benefits.

(3)	Pursuant to Mr. Byers’s employment agreement, if the aggregate present value of the “parachute payments” determined under Section 280G exceeds three times his “base amount,” as defined in Section 280G, the payouts upon a change in control shall be reduced to be less than three times his base amount. This calculation did not require such reduction.

(4)	This calculation is subject to reduction by the HRCC, but assumes no such reduction.

(5)	The intrinsic value of unvested options subject to accelerated vesting, based on the difference between the exercise price of the options and the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 ($11.14 per share).

(6)	The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 ($11.14 per share).

Keith E. Plowman — Executive Vice President, Chief Financial Officer and Principal Accounting Officer

			Involuntary		Change in		Change in
			Termination		Control		Control
Executive Benefits and	For Cause	Voluntary	Without		Without		With
Payments Upon Termination	Termination	Termination	Cause		Termination		Termination		Retirement	Disability	Death

Cash Severance	—	—	$183,188	(1)	—		$183,188	(1)	—	—	—
Pro-rated Non-Equity Incentive Compensation (Cash Bonus)(2)	—	$366,375	366,375		$366,375		366,375		$366,375	$366,375	$366,375
Value of Accelerated Options(3)	—	—	—		247,200	(4)	247,200	(4)	—	—	—
Value of Accelerated Restricted Stock(5)	—	—	—		969,180	(4)	969,180	(4)	—	969,180	969,180
Life Insurance	—	—	—		—		—		—	—	978,000

Total	—	$366,375	$549,563		$1,582,755		$1,765,943		$366,375	$1,335,555	$2,313,555

(1)	Assumes Mr. Plowman signs a general release and is not rehired by the Company.

(2)	This calculation is subject to reduction by the HRCC, but assumes no such reduction.

(3)	The intrinsic value of unvested options subject to accelerated vesting, based on the difference between the exercise price of the options and the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 ($11.14 per share).

(4)	The HRCC has discretion to fully vest the options and restricted stock of the Company upon a change in control. This calculation assumes the HRCC would choose to fully vest all options and restricted stock upon a change in control on January 29, 2011.

(5)	The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 ($11.14 per share).

Barbara J. Schrantz — Chief Operating Officer

			Involuntary
			Termination
			Without
		Voluntary	Cause or	Change in	Change in
		Termination	Resignation	Control	Control
Executive Benefits and	For Cause	Without	for Good	Without	with
Payments Upon Termination	Termination	Good Reason	Reason(1)	Termination	Termination(2)		Retirement	Disability	Death

Cash Severance	—	—	$400,000	—	$400,000	(3)	—	—	—
Pro-rated Non-Equity Incentive Compensation (Cash Bonus)(4)	—	$190,000	190,000	$190,000	190,000		$190,000	$190,000	$190,000
Value of Accelerated Options(5)	—	—	—	123,600	123,600		—	—	—
Value of Accelerated Restricted Stock(6)	—	—	835,500	1,320,090	1,320,090		—	1,320,090	1,320,090
Life Insurance	—	—	—	—	—		—	—	960,000

Total	—	$190,000	$1,425,500	$1,633,690	$2,033,690		$190,000	$1,510,090	$2,470,090

(1)	Payment requires execution of a general release.

(2)	If, within six months following a change in control, Ms. Schrantz leaves the Company for any reason other than termination without cause, she may not collect any additional benefits.

(3)	Pursuant to Ms. Schrantz’s employment agreement, if the aggregate present value of the “parachute payments” determined under Section 280G exceeds three times her “base amount,” as defined in Section 280G, the payouts upon a change in control shall be reduced to be less than three times her base amount. This calculation did not require such reduction.

(4)	This calculation is subject to reduction by the HRCC, but assumes no such reduction.

(5)	The intrinsic value of unvested options subject to accelerated vesting, based on the difference between the exercise price of the options and the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 ($11.14 per share).

(6)	The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company’s common stock on the NASDAQ Stock Market on January 28, 2011 ($11.14 per share).

Equity Compensation Plan Information

At January 29, 2011, The Bon-Ton Stores, Inc. 2009 Omnibus Incentive Plan, the Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan, and the Amended and Restated 1991 Stock Option and Restricted Stock Plan were in effect. Each of these plans has been approved by the shareholders. There were no other equity compensation plans in effect. The following information concerning these plans is as of January 29, 2011:

			Number of
			securities
			remaining available
	Number of shares of		for future issuance
	common stock to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in
	and rights	and rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders
Stock options	1,056,322	$16.65	—	(1)
Restricted shares	1,738,675	—	—	(1)
Restricted stock units	292,851	—	—	(1)

Subtotal	3,087,848	—	1,590,587
Equity compensation plans not approved by security holders	—	—	—

Total	3,087,848	—	1,590,587

(1)	The referenced plans do not allocate available shares among stock options, restricted shares or RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and persons who own more than 10% of the Company’s common stock are required to file reports of their holdings and transactions in Company stock with the SEC. To our knowledge, all such filings in 2010 were made in a timely manner.

RELATED PARTY TRANSACTIONS

The Company’s Code of Ethical Standards and Business Conduct provides that no director or associate of the Company shall engage in any transactions with the Company unless approved by the Audit Committee. The Audit Committee Charter provides that the Audit Committee shall have the responsibility to review and approve all such related party transactions. All executive officers and directors are required to disclose any possible related party transaction in which such executive officer or director may participate and each such transaction must be approved by the Audit Committee.

The Company leases its Oil City, Pennsylvania store from Nancy T. Grumbacher, Trustee of the 2002 Indenture of Trust of M. Thomas Grumbacher, pursuant to a lease entered into on January 1, 1981. The Oil City lease terminates on July 31, 2016, and the Company has three five-year renewal options. The rental payments during 2010 under this lease were $223,500. The aggregate amount of all payments due under the terms of the lease at the beginning of 2011 through the remainder of the current term is approximately $1,229,250. Ms. Grumbacher is the wife of Tim Grumbacher, the Executive Chairman of the Board.

Michael L. Gleim, a non-employee Director, received a $50,000 supplemental retirement benefit during 2010 from the Company which was paid pursuant to the terms of an employment agreement with Mr. Gleim with respect to his employment as Vice Chairman of the Company from 1995 to 2002.

SHAREHOLDER PROPOSALS

Shareholder proposals for the 2012 Annual Meeting of Shareholders must be received by the Company by January 3, 2012 in order to be considered at the meeting and included in the Company’s proxy statement and form of proxy relating to that meeting.

If notice of any proposal with respect to a matter to be addressed at the 2012 Annual Meeting of Shareholders is received by the Company after March 20, 2012, the proposals with respect to such matter shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Securities Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

HOUSEHOLDING OF PROXY MATERIALS

SEC regulations permit the Company to send a single set of proxy materials, which includes this proxy statement, the Annual Report to Shareholders and the Notice of Internet Availability of Proxy Materials, to two or more shareholders that share the same address. Each shareholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a shareholder at a shared address that only received a single set of proxy materials for this year. If a shareholder would prefer to receive his or her own copy, please contact Mary Kerr, Vice President — Investor Relations, by telephone at (717) 757-7660, by U.S. mail at 2801 E. Market Street, York, Pennsylvania 17402 or by e-mail at ir@bonton.com. Similarly, if a shareholder would like to receive his or her own set of the Company’s proxy materials in future years or if a shareholder shares an address with another shareholder and both would like to receive only a single set of the Company’s proxy materials in future years, please contact Ms. Kerr.

The Bon-Ton Stores, Inc.
c/o Proxy Services
PO Box 9142
Farmingdale, NY 11735
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The Bon-Ton Stores, Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees

01	Lucinda M. Baier	02 Byron L. Bergren	03 Philip M. Browne	04 Shirley A. Dawe	05 Marsha M. Everton
06	Michael L. Gleim	07 Tim Grumbacher	08 Todd C. McCarty

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 4 and 5.	For	Against	Abstain

2	To approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Proxy Statement.	☐	☐	☐	4 To ratify the appointment of KPMG LLP as independent registered public accounting firm for 2011.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					5 To amend the Company’s Articles of Incorporation to require that each director shall be elected by a majority of votes cast.	☐	☐	☐

		1 year	2 years	3 years	Abstain

3	To vote, on an advisory basis, on the frequency of the advisory vote to approve the compensation of the named executive officers of the Company.	☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10-K
Wrap is/are available at:     www.proxyvote.com.

THE BON-TON STORES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
June 14, 2011
The shareholder hereby appoints Byron L. Bergren and Keith E. Plowman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of The Bon-Ton Stores, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. Eastern Time on June 14, 2011, at Bon-Ton’s Corporate Office, 2801 E. Market Street, York, PA 17402, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR THE PROPOSALS AND ANNUALLY AS THE FREQUENCY OF THE VOTE ON APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side